Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of December 7, 2025

among

Home BancShares, Inc.,

Centennial Bank,

HOMB Acquisition Sub IV, Inc.,

and

Mountain Commerce Bancorp, Inc.

Mountain Commerce Bank

i

3.18	CRA Compliance	36
3.19	Investment Portfolio	36
3.20	Interest Rate Risk Management Instruments	37
3.21	Intellectual Property	37
3.22	Environmental Matters	38
3.23	Material Contracts	39
3.24	Employee Benefit Matters	39
3.25	Labor Relations (Employment Matters	42
3.26	Related Party Transactions	43
3.27	Insurance	43
3.28	Brokers	43
3.29	Reserved	43
3.30	Information Supplied	43
3.31	Fairness Opinion	43
3.32	No Other Representations or Warranties	44

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HOMB		44
4.1	Organization	44
4.2	Authority; Binding Nature	45
4.3	No Conflicts	45
4.4	Consents and Approvals	46
4.5	Regulatory Matters	46
4.6	Capitalization	47
4.7	Deposits	48
4.8	HOMB SEC Filings	48
4.9	Financial Statements	48
4.10	Ordinary Course; Lack of Material Adverse Change	49
4.11	Reorganization	49
4.12	Litigation; Orders	49
4.13	Compliance	50
4.14	CRA Compliance	51
4.15	Material Contracts	51
4.16	Brokers	51
4.17	Information Supplied	51
4.18	Ownership of MCBI Common Stock	51
4.19	Related Party Transactions	51
4.20	Reserved	52
4.21	Investment Portfolio	52
4.22	Taxes	52
4.23	Employee Benefit Matters	54
4.24	Loans	55
4.25	No Other Representations or Warranties	56

ARTICLE V COVENANTS			57
	5.1	Conduct of Business Prior to Effective Time	57
	5.2	MCBI Forbearances	57
	5.3	Conduct of Business of HOMB	61
	5.4	Approvals and Filings	61
	5.5	Access; Integration of Data Processing; Confidentiality	63
	5.6	Advice of Changes	64
	5.7	Public Announcements	65
	5.8	No Control of the Other Party	65
	5.9	Employee Benefit Matters	65
	5.10	No Solicitation of Transaction by MCBI	68
	5.11	Indemnification; Directors' and Officers' Insurance	69
	5.12	Efforts to Consummate; Further Assurances	70
	5.13	Continuity of Business	70
	5.14	Tax Matters	70
	5.15	NYSE Listing	71
	5.16	Litigations and Claims	71
	5.17	Dividends	72

ARTICLE VI CONDITIONS TO CLOSE			72
	6.1	Conditions to Each Party's Obligations	72
	6.2	Conditions to Obligations of HOMB	73
	6.3	Conditions to the Obligations of MCBI	74

ARTICLE VII TERMINATION			75
	7.1	Termination	75
	7.2	Notice of Termination; Effect of Termination	76
	7.3	Fees Following Termination	76

ARTICLE VIII MISCELLANEOUS			77
	8.1	Notices	77
	8.2	Entire Agreement	78
	8.3	Amendments	79
	8.4	Waivers	79
	8.5	Binding Effect; Assigment; No Third Party Beneficiaries	79
	8.6	Governing Law; Jurisdiction	79
	8.7	Waiver of Jury Trial	80
	8.8	Cumulative Remedies; Specific Performance	80
	8.9	Expense	81
	8.10	Counterparts; Effictiveness; Electronic Signatures	81
	8.11	Nonsurvival	81
	8.12	Severability	81

Exhibit A - Form of Voting and Support Agreement
Appendix I – Change in Control Payments*
Appendix II – Severance Policies*

* The appendices listed above have been omitted pursuant to Item 601(a)(5) of SEC Regulation S-K. Home BancShares, Inc. hereby agrees to furnish supplementally a copy of any omitted appendix to the SEC upon request.

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 7, 2025, is entered into by and among Home BancShares, Inc., an Arkansas corporation (“HOMB”), Centennial Bank, an Arkansas state bank and a direct wholly owned subsidiary of HOMB (“Centennial”), HOMB Acquisition Sub IV, Inc., an Arkansas corporation and a direct wholly-owned subsidiary of HOMB (“Acquisition Sub”), Mountain Commerce Bancorp, Inc., a Tennessee corporation (“MCBI”), and Mountain Commerce Bank, a Tennessee state banking corporation and a direct wholly owned subsidiary of MCBI (“Target Bank”).
WITNESSETH:
WHEREAS, the board of directors of each of MCBI and HOMB has determined that it is in the best interests of their respective corporations and their respective shareholders (shareholders of MCBI, the “MCBI Shareholders”) to consummate the business combination transaction provided for in this Agreement in which (i) Acquisition Sub will, subject to the terms and conditions set forth in this Agreement, merge with and into MCBI (the “Merger”), so that MCBI is the surviving corporation (herein sometimes referred to in such capacity as the “Surviving Company”) in the Merger.
WHEREAS, as soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), HOMB shall cause the Surviving Company to be merged with and into HOMB (the “Second-Step Merger”, and together with the Merger, the “Mergers”), with HOMB as the surviving corporation in the Second-Step Merger (sometimes referred to in such capacity as the “Surviving Corporation”);
WHEREAS, the board of directors of each of MCBI and HOMB has (i) adopted this Agreement and approved the transactions contemplated by this Agreement, including the Merger, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;
WHEREAS, as an inducement for HOMB to enter into this Agreement, certain MCBI Shareholders have simultaneously herewith entered into a Voting and Support Agreement substantially in the form attached hereto as Exhibit A (each, a “Voting and Support Agreement” and collectively, the “Voting and Support Agreements”) in connection with the Merger;
WHEREAS, the board of directors of HOMB has (i) adopted this Agreement and approved the transactions contemplated by this Agreement, including the Mergers, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby including without limitation the issuance of shares of HOMB’s common stock, par value $0.01 per share (the “HOMB Common Stock”) in connection with the Mergers on the terms and subject to the conditions set forth in this Agreement (the “HOMB Stock Issuance”);
WHEREAS, as soon as reasonably practicable following the Merger, HOMB shall cause Target Bank to be merged with and into Centennial (the “Bank Merger”), with Centennial as the surviving bank in the Bank Merger;

WHEREAS, the parties intend for U.S. federal income tax purposes that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement shall constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) and Section 1.368-3(a) of the Treasury Regulations.
NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, and subject to the conditions contained in this Agreement, the parties, intending to be legally bound, agree as follows:
ARTICLE IDEFINITIONS
1.1Certain Definitions. As used herein, the following terms shall have the following meanings:
(a)“ABCA” shall mean the Arkansas Business Corporation Act of 1987, Ark. Code Ann. §§ 4-27-101, et seq.
(b)“Acquisition Proposal” shall mean any proposal or offer for, whether in one transaction or a series of related transactions, a (i) merger, consolidation, share exchange, tender offer, business combination or similar transaction involving MCBI, (ii) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of MCBI or its Subsidiaries representing more than 20% of the consolidated assets of MCBI and its Subsidiaries tender offer (including a self-tender) or exchange offer that if consummated would result in such third party beneficially owning more than 20% of any class of equity or voting securities of MCBI or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of such party or (iv) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to MCBI; provided, however, that the term “Acquisition Proposal” shall not include any of the transactions contemplated by this Agreement.
(c)“Affiliate” shall mean, with respect to any Person, any other Person that, alone or together with any other Person, directly or indirectly controls, is controlled by or is under common control with, such Person. For the purpose of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”), shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract, agency or otherwise. In addition, references to “controlled Affiliate” shall mean, with respect to any Person, any Affiliate of such Person which is controlled by such Person (without regard to any other Affiliates except its Subsidiaries) as determined in accordance with the preceding sentence.
(d)“Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of any Applicable Law.
(e)“Applicable Law” or “Law” shall mean and include: (i) any statute, decree, constitution, rule, regulation, ordinance, code, requirement, order, judgment, decree, directive or other binding action of or by any Governmental Authority as to which a party is subject; (ii) any treaty, pact, compact or other agreement to which any Governmental Authority is a signatory or party as to which a party is subject; (iii) any judicial or administrative interpretation of the application of any Applicable Law described in (i) or (ii) above; and (iv) any amendment or revision of any Applicable Law described in (i), (ii) or (iii) above.
(f)“Arkansas Banking Code” shall mean the Arkansas Banking Code, Ark. Code Ann. §§ 23-45-101, et seq.
(g)“ASBD” shall mean the Arkansas State Bank Department.
(h)“Balance Sheet Date” shall mean December 31, 2024.
(i)“Business Day” shall mean any day other than Saturday, Sunday, a day which is a legal holiday in Tennessee or Arkansas, or a day on which commercial banks in Tennessee or Arkansas are authorized or required by Applicable Law to close.
(j)“COBRA” shall mean Section 4980B of the Code, Section 6432 of the Code, Section 9501 of the American Rescue Plan Act of 2021, Part 6 of Subtitle B of Title I of ERISA, and any similar state law.
(k)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(l)“Confidentiality Agreement” shall mean collectively that certain letter agreement by and between Piper Sandler & Co. on behalf of Mountain Commerce Bancorp, Inc. and Home BancShares, Inc. dated July 19, 2024, and that certain Mutual Confidentiality Agreement, dated as of August 27, 2025, by and between Mountain Commerce Bancorp, Inc., a Tennessee corporation, and Home BancShares, Inc., an Arkansas corporation.
(m)“Contract” shall mean any agreement, contract, arrangement or understanding, whether oral or written, that is legally binding on MCBI or HOMB, as the case may be, or any of their Subsidiaries.
(n)“Environmental Law” shall mean all laws, rules and regulations of any Governmental Authority relating to pollution or the protection of the environment, including, without limitation, laws relating to releases, discharges or disposal of hazardous, toxic or radioactive substances, oils, pollutants or contaminants into the environment or otherwise relating to the distribution, use, treatment, storage, transport or handling of such substances, oils, pollutants or contaminants.
(o)“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
(p)“ERISA Affiliate” shall mean all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.
(q)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(r)“Exchange Ratio” means a fixed exchange ratio equal to 0.85 shares of HOMB Common Stock for each share of MCBI Common Stock.

(s)“FDIC” shall mean the Federal Deposit Insurance Corporation.
(t)“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.
(u)“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.
(v)“Governing Documents” shall mean with respect to any entity, the certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, charter, bylaws, operating agreement, limited liability company agreement or other organizational document of such entity and any amendments thereto.
(w)“Governmental Authority” shall mean any governmental, regulatory or administrative body, agency, commission, board or authority, including any Regulatory Agency, or any court or judicial authority, to which a party is subject, whether international, national, federal, state or local or any quasi-governmental or private body exercising regulatory, taxing or other governmental authority.
(x)“Hazardous Substance” shall mean (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls in concentrations regulated by Environmental Law.
(y)“HOMB Common Stock” means the Common Stock, $0.01 par value per share, of HOMB.
(z)“HOMB Employee Benefit Plan” shall mean any plan, agreement, policy or arrangement (including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which HOMB has or may have any liability or whereby HOMB and any of its ERISA Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or individual independent contractor of HOMB or its ERISA Affiliates, including, without limitation, any profit sharing, “golden parachute,” deferred compensation, top hat plan, incentive compensation, stock option, stock purchase, Code Section 125 cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, educational assistance program, perquisite, pension, retirement, health or insurance plans, agreements, policies, or arrangements.
(aa) “HOMB Share Average Closing Price” shall mean the volume-weighted average closing price per share of HOMB Common Stock as reported on NYSE (based on “regular way” trading) over the twenty (20) consecutive trading day period ending on the third business day prior to the Closing Date, rounded to the nearest whole cent.

(bb)    “HOMB’s Knowledge” shall mean the actual knowledge of Johnny Allison, Stephen Tipton, Kevin Hester, Brian Davis and Davy Carter.
(cc) “Intervening Event” shall mean any event, development or change in circumstance that materially affects the business, assets or operations of MCBI and its Subsidiaries (taken as a whole) that first occurs, arises or becomes known to MCBI and MCBI’s board of directors after the date of this Agreement, which event, development or change in circumstances was not reasonably foreseeable as of the date of this Agreement; provided that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (a) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (b) any change in the price, or change in the trading volume, of any equity interest of MCBI or its Subsidiaries (provided that the exception in this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change), (c) meeting or exceeding internal or analysts’ expectations, projections or results of operations (provided that the exception in this clause (c) shall not apply to the underlying causes giving rise to such circumstances), or (d) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices).
(dd) “IRS” shall mean the Internal Revenue Service.
(ee)    “Lien” shall mean any mortgage, lien, pledge, charge, encumbrance, security interest, easement, encroachment or other similar encumbrance or claim.
(ff)    “Losses” shall mean losses, liabilities, claims, damages and expenses (including reasonable attorneys’ fees and costs of investigation); provided, that the term “Losses” shall not include any special, punitive or exemplary damages, unless and to the extent such damages are actually paid or required to be paid to a third party.
(gg)    “Material Adverse Change” or “Material Adverse Effect” shall mean, with respect to HOMB, Centennial and their Subsidiaries, on the one hand, or MCBI and its Subsidiaries on the other, any event, change, effect or development that (i) has a material and adverse effect on the condition (financial or otherwise), results of operations or business of MCBI and its Subsidiaries, taken as a whole, or HOMB, Centennial and their Subsidiaries, taken as a whole, as the case may be, (ii) materially impairs the ability of MCBI, on the one hand, or HOMB, on the other, as the case may be, to perform its obligations under this Agreement, or (iii) constitutes, with respect to MCBI or any of its Subsidiaries or HOMB, Centennial or any their Subsidiaries, a Specified Regulatory Action (other than as a result of the payment of an immaterial civil monetary penalty); provided, however, that in the case of clause (i) only, a “Material Adverse Change” or “Material Adverse Effect” shall not be deemed to include events, changes, effects or developments resulting from or arising out of (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements or principles (so long as MCBI and its Subsidiaries, on the one hand, or HOMB and its Subsidiaries, on the other, as the case may be, are not materially disproportionately affected thereby), (B) changes after the date of this Agreement in laws, rules or regulations of general applicability to banking organizations (so long as MCBI and its Subsidiaries, on the one hand, or HOMB and its Subsidiaries, on the other, as the case may be, are not materially disproportionately affected thereby), (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in U.S. or foreign securities markets (so long as MCBI and its Subsidiaries, on the one hand, or HOMB and its Subsidiaries, on the other, as the case may be, are not materially disproportionately affected thereby), (D) a decline in the trading price of a party’s common stock or a failure, in and of itself, to meet earnings projections, but not, in either case, including any underlying causes thereof; (E) the impact of the public disclosure, pendency or performance of this Agreement or the transactions contemplated hereby including the impact of the transactions contemplated by this Agreement on relationships with customers and employees, (F) any natural disaster, outbreak or escalation of hostilities, declared or undeclared acts or war or terrorism, or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement, and (G) with respect to MCBI and its Subsidiaries, actions taken or omitted to be taken with the prior written consent of HOMB or required by this Agreement, or with respect to HOMB and its Subsidiaries, actions taken or omitted to be taken with the prior written consent of MCBI or required by this Agreement, as the case may be.
(hh)    “MCBI Employee Benefit Plan” shall mean any plan, agreement, policy or arrangement (including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which MCBI has or may have any liability or whereby MCBI and any of its ERISA Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or individual independent contractor of MCBI or its ERISA Affiliates, including, without limitation, any profit sharing, “golden parachute,” deferred compensation, top hat plan, incentive compensation, stock option, stock purchase, Section 125 of the Code cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, educational assistance program, perquisite, pension, retirement, health or insurance plans, agreements, policies or arrangements.
(ii)    “MCBI Incentive Plans” shall mean all plans under which any MCBI Restricted Stock, MCBI Stock Options or any other type of securities exchangeable for or convertible into the capital stock of MCBI or its Subsidiaries are issued, all of which are listed in Schedule 3.24 of the Disclosure Schedule.
(jj)    “MCBI Material Contract” shall mean any of the following Contracts:
(i)    any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC;
(ii)    any lease for MCBI Leased Real Property;
(iii)    any Contract for the purchase, sale, license or lease of tangible or intangible property or services (including materials, supplies, goods, services, equipment or other assets) (other than those specified elsewhere in this definition) that provides for aggregate payments or obligations of $500,000 or more following the date of this Agreement;
(iv)    any employment agreement, severance agreement, retention agreement, change of control agreement or consulting agreement that is with any director or executive officer of MCBI or its Subsidiaries, or any other Contract obligating MCBI to make payments to a director or executive officer of MCBI or its Subsidiaries other than pursuant to a deposit relationship;
(v)    any partnership or joint venture Contract;
(vi)    any Contract relating to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any material amount of assets or liabilities, individually or in the aggregate (whether by merger, sale of stock, sale of assets, outsourcing or otherwise), in each case pursuant to which MCBI or any Subsidiary thereof has any unperformed obligation;
(vii)    any indenture, mortgage, promissory note, loan agreement, guarantee, sale and leaseback agreement, capitalized lease or other agreement or commitment by MCBI or its Subsidiaries for the borrowing of money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice);
(viii)    any Contract that creates future payments by or obligations of MCBI or any Subsidiary thereof in excess of $500,000 in the aggregate following the date of this Agreement and which by its terms does not terminate or is not terminable without penalty or payment upon notice of 90 days or less, but not including any loan agreement, promissory note or similar agreement pursuant to which MCBI is a lender or any deposit agreement with a MCBI customer entered into in the ordinary course of business;
(ix)    any exclusive dealing or third-party referral agreement imposed on MCBI or its Subsidiaries or any Contract that contains express noncompetition covenants that limit or purport to limit the freedom of MCBI or its Subsidiaries to compete in any permissible line of business or with any Person or in any area, or nonsolicitation covenants that limit, in any material respect, the freedom of MCBI or its Subsidiaries to solicit the business of any Person or category of Persons; and
(x)    any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or property of MCBI or its Subsidiaries, taken as a whole.
(kk)    “MCBI Outstanding Shares” means the aggregate number of shares of MCBI Common Stock issued and outstanding immediately prior to the Effective Time, (including without limitation any shares of MCBI Common Stock issued upon the exercise or termination of any MCBI Stock Options and any Appraisal Shares).
(ll)    “MCBI Restricted Stock” shall mean all restricted stock issued and outstanding immediately prior to the Closing under the MCBI Incentive Plans which for the avoidance of doubt includes restricted stock not yet vested.
(mm)    “MCBI Stock Options” shall mean all options to acquire MCBI Common Stock issued and outstanding immediately prior to the Closing under the MCBI Incentive Plans.

(nn)    “MCBI’s Knowledge” shall mean the actual knowledge of each of the individuals set forth in Section 1.1 of the MCBI Disclosure Schedule.
(oo)    “NYSE” shall mean The New York Stock Exchange, LLC.
(pp)    “Order” shall mean any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority applicable to HOMB, MCBI or an Affiliate thereof, as the case may be.
(qq)    “Per Share Merger Consideration Value” shall mean the product of the HOMB Share Average Closing Price multiplied by 0.85.
(rr)    “Permit” shall mean any permit, license, registration, authorization, certificate or approval of or from any Governmental Authority or any Order.
(ss)    “Permitted Lien” shall mean (i) Liens for current Taxes not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the financial statements, (ii) statutory Liens securing payments not yet due; (iii) any mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Lien arising in the ordinary course of business that are not overdue for a period of more than sixty (60) days or the amount or validity of which is being contested in good faith for which adequate reserves have been established, (iv) statutory and contractual landlord’s Liens securing payments under leases for the MCBI Leased Real Property that are not delinquent, (v) with respect to any MCBI Real Property, Liens and any and all other matters of record in the jurisdiction where such MCBI Real Property is located, including, without limitation, declarations, easements and other reservations, covenants, conditions, oil and gas leases, mineral severances and other Liens, (vi) zoning, planning, building and other similar limitations, restrictions and rights of any Governmental Authority to regulate the MCBI Real Property, (vii) any Lien to be released on or prior to the Closing, (viii) any and all Liens encumbering the underlying fee interest of any MCBI Leased Real Property, and (ix) other Liens and imperfections or irregularities of title that do not materially detract from the current value or use of the property or assets subject thereto or materially interfere with the current use by MCBI or HOMB, as the case may be, of the property or assets subject thereto.
(tt)    “Person” shall mean any natural person, bank, corporation, association, partnership, limited liability company, organization, business, firm, trust, joint venture, unincorporated organization or any other entity or organization, including a Governmental Authority.
(uu)    “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
(vv)    “Proxy Statement/Prospectus” shall mean the prospectus in connection with the issuance of shares of HOMB Common Stock to the MCBI Shareholders pursuant to the Merger, and the proxy statement of MCBI, relating to the MCBI Shareholder Approval, including any amendments or supplements thereto.

(ww)    “Registration Statement” shall mean the registration statement on Form S-4 to register the HOMB Common Stock to be issued pursuant to Section 2.8, including any amendments or supplements thereto.
(xx)    “Regulatory Approval” shall mean the following approvals of, or actions taken with respect to, any Regulatory Agency or Governmental Authority that is required to consummate the transactions contemplated hereby: (i) the filing of a supplemental listing application and any other applications, filings and notices, as applicable, with NYSE, and approval of any such application, filing or notice, as required by applicable NYSE listing rules and guidance, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (“BHC Act”) and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the FDIC, the ASBD and the TDFI in connection with the Merger, and approval of such applications, filings and notices, (iv) the filing with the SEC of the Proxy Statement/Prospectus and the filing with the SEC of the Registration Statement and the declaration of effectiveness of the Registration Statement by the SEC, (v) the filing of the Articles of Merger with the Tennessee Secretary pursuant to the TBCA and the Arkansas Secretary pursuant to the ABCA and the Bank Articles of Merger with the Tennessee Secretary, the TDFI and the Arkansas State Bank Commissioner, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of HOMB Common Stock pursuant to this Agreement and the approval of the listing of such HOMB Common Stock on NYSE.
(yy)    “Requisite Regulatory Approvals” shall mean all required regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board, the TDFI, the FDIC and the ASBD, or (ii) from any other governmental authority, that in the case of this subclause (ii), the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.
(zz)    “Related Party” shall mean: (a) any Person that serves as a director or executive officer of MCBI or HOMB, as the case may be, or any of its Subsidiaries as of the date of this Agreement, (b) any Person controlled by a Person described in (a) above (other than MCBI or HOMB, as the case may be, or its Subsidiaries), (c) any trust of which a Person described in (a) above is grantor, and (d) any member of the Immediate Family of any Person described in (a) above. For purposes of this definition, the “Immediate Family” of an individual means (x) the individual’s spouse, and (y) the individual’s parents, brothers, sisters and children; and “control” of a specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through ownership of voting securities, by contract, agency or otherwise.
(aaa)    “Representatives” shall mean, with respect to any Person, such Person’s directors, managers, officers, employees, agents, consultants, advisors or other representatives, including, without limitation, legal counsel, accountants and financial advisors.
(bbb)    “SEC” shall mean the United States Securities and Exchange Commission or any successor thereof.

(ccc)    “Securities Act” shall mean the Securities Act of 1933, as amended.
(ddd)    “Specified Regulatory Action” means, with respect to MCBI and any of its Subsidiaries, the imposition by any MCBI Regulatory Agency or other Governmental Authority of a MCBI Regulatory Agreement and with respect to HOMB, Centennial and any of their Subsidiaries, the imposition by any HOMB Regulatory Agency or other Governmental Authority of a HOMB Regulatory Agreement.
(eee)    “Subsidiary” and “Significant Subsidiary” shall have the meanings ascribed to them in Rule 1-02 of SEC Regulation S-X.
(fff)    “Superior Proposal” shall mean an unsolicited, bona fide written Acquisition Proposal made by a third person (or group of persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) which MCBI’s board of directors determines in its good faith judgment to be more favorable, from a financial point of view, to MCBI’s Shareholders than the Merger and to be reasonably capable of being consummated on the terms proposed, after (i) consultation with its financial advisors and outside counsel and (ii) taking into account all legal, financial, regulatory and other aspects of such proposal (including all conditions to closing contained therein and the Person or Persons making such Acquisition Proposal) and any proposed changes to this Agreement that may be proposed by HOMB in writing in response to such Acquisition Proposal. For purposes of the definition of “Superior Proposal” the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to 50%.
(ggg)    “Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, or similar charges in the nature of a tax, including any interest, penalty or addition thereto, whether disputed or not.
(hhh)    “Tax Proceeding” means any Proceeding with or against any Governmental Authorities in respect of Taxes.
(iii)    “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.
(jjj)    “TBCA” shall mean the Tennessee Business Corporation Act, as amended.
(kkk)    “TDFI” shall mean the Tennessee Department of Financial Institutions.
(lll)    “Tennessee Banking Act” shall mean the Tennessee Banking Act, Tennessee Code Annotated §§ 45-1 - 101, et. seq.
(mmm)    “Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(nnn)    “WARN ACT” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
(ooo)    “Well-Capitalized” shall mean “well-capitalized” as that term is defined in 12 C.F.R. 325.103.
1.2Other Defined Terms. The following capitalized terms have the meanings in the Sections indicated below:

Defined Term	Section Reference
Acquisition Sub	2.1(a)
Adverse MCBI Recommendation Change	2.14(c)
Agreement	Preamble
Appraisal Shares	2.12
Arkansas Secretary	2.4(a)
Articles of Merger	2.4(a)
Audited Financial Statements	3.10(a)
Bank Articles of Merger	2.4(b)
Bank Merger	Recitals
Bank Plan of Merger	2.2
BHC Act	1.1(yy)
BOLI	3.24(o)
Book Entry Shares	2.9(b)
Centennial	Preamble
Certificates	2.9(b)
Closing	2.3
Closing Date	2.3
Closing Date Plan Year	5.9(b)
Code	Recitals
Continuing Employee	5.9(a)
CRA	3.18
Disclosure Schedule	Article III
DOL	3.24(a)
Effective Time	2.4
Employment Payment	3.24(j)
Exchange Agent	2.9(a)
Exchange Agent Agreement	2.9(a)
Exchange Fund	2.9(a)
Excluded Shares	2.8(c)
Indemnitees	5.11(a)
Intellectual Property	3.21
Interim Financial Statements	3.10(a)
HOMB	Preamble
HOMB 401(k) Plan	5.9(f)
HOMB Capitalization Date	4.6(a)

Defined Term	Section Reference
HOMB Common Stock	Recitals
HOMB Disclosure Schedule	Article IV
HOMB Loans	4.24(a)
HOMB Regulatory Agencies	4.5
HOMB Regulatory Agreement	4.5
HOMB SEC Filings	4.8
HOMB Financial Statements	4.9(a)
HOMB Stock Issuance	Recitals
Immediate Family	1.1(aaa)
Loans	3.17(a)
MCBI	Preamble
MCBI Common Stock	2.8(a)
MCBI Disclosure Schedule	Article III
MCBI’s Financial Statements	3.10(a)
MCBI Recommendation	2.14(a)
MCBI Regulatory Agencies	3.5
MCBI Regulatory Agreement	3.5
MCBI Shareholder Approval	2.14(b)
MCBI Shareholders	Recitals
MCBI Shareholders’ Meeting	2.14(a)
Merger	Recitals
Mergers	Recitals
Merger Consideration	2.8(a)
Notice of MCBI Recommendation Change	2.14(b)(ii)
Premium Cap	5.11(b)
Regulatory Agencies	4.5
Retention Program	5.9(e)
Reverse Articles of Merger	2.4(a)
Second-Step Articles of Merger	2.4(a)
Second-Step Merger	Recitals
Surviving Company	Recitals
Surviving Corporation	Recitals
Target Bank	Preamble
Tennessee Secretary	2.4(a)
Terminated MCBI Plans	5.9(f)
Termination Date	7.1(b)
Termination Fee	7.3(a)
Voting and Support Agreement(s)	Recitals
1.3Other Definitional Provisions.
(a)All terms defined in this Agreement shall have the meanings specified herein when used in any certificates or other documents made or delivered pursuant hereto or thereto, unless expressly stated otherwise therein or the context otherwise requires.

(b)Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
(c)As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.
(d)Any document shall include that document as amended, notated, supplemented or otherwise modified from time to time and includes all exhibits, appendices, schedules, attachments and supplements thereto.
(e)The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” whether or not such words appear.
(f)References to statutes shall include all amendments thereto, and any rules and regulations promulgated thereunder.
ARTICLE IITHE MERGER
2.1The Merger.
(a)Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (i) HOMB Acquisition Sub IV, Inc., an Arkansas corporation and wholly-owned Subsidiary of HOMB (“Acquisition Sub”), shall merge with and into MCBI; (ii) the separate corporate existence of Acquisition Sub will cease; and (iii) MCBI will continue its corporate existence as the Surviving Company in such merger as a wholly owned subsidiary of HOMB. Immediately following the merger of Acquisition Sub with and into MCBI, and as part of a single integrated transaction, (A) MCBI shall merge with and into HOMB; (B) the separate corporate existence of MCBI will cease; and (C) HOMB will continue its corporate existence as the Surviving Corporation.
(b)HOMB and MCBI may at any time prior to the Effective Time, upon their mutual agreement, change the method of effecting the combination of HOMB and MCBI if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Exchange Ratio or the amount or kind of the Merger Consideration provided for in this Agreement or (ii) adversely affect the Tax treatment of the Merger with respect to the MCBI Shareholders or (iii) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by all parties to the Agreement.
2.2Bank Merger. As soon as reasonably practicable following the Effective Time, Target Bank shall be merged with and into Centennial in the Bank Merger, in accordance with the provisions of applicable federal and state banking laws and regulations. Centennial shall be the surviving bank in the Bank Merger and shall continue its existence under the laws of the State of Arkansas, and the separate corporate existence of Target Bank shall cease as of the effective time of the Bank Merger. On and after the effective time of the Bank Merger, the Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations. HOMB and MCBI, as the sole shareholders of Centennial and Target Bank, respectively, have approved or will approve a separate merger agreement (the “Bank Plan of Merger”) in a form complying with the requirements of applicable state and federal banking laws and regulations.
2.3Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), on a date to be specified by the parties, which date shall be no later than five (5) Business Days after the satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time, place or date, or any or all, is agreed to in writing by the parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date”.
2.4Effective Time.
(a)Subject to the terms and conditions of this Agreement, on the Closing Date, Acquisition Sub shall file articles of merger complying with the requirements of the TBCA and the ABCA (the “Reverse Articles of Merger”) with the Secretary of State of the State of Tennessee (the “Tennessee Secretary”) and the Secretary of the State of Arkansas (the “Arkansas Secretary”) and HOMB shall file articles of merger complying with the requirements of the TBCA and the ABCA (the “Second-Step Articles of Merger,”) (together with the Reverse Articles of Merger, the “Articles of Merger”) with the Tennessee Secretary and the Arkansas Secretary. Each of the Merger and the Second-Step Merger shall become effective at such time as may be agreed by the parties and specified in the respective Articles of Merger in accordance with the relevant provisions of the TBCA and the ABCA (the effective time of each merger being hereinafter referred to as the “Effective Time,” provided, however, that if the Merger or Second-Step Merger is not specified with respect to Effective Time, it shall be deemed to be a reference to the Merger unless the circumstances indicate otherwise).
(b)In furtherance of the Bank Merger, HOMB shall cause to be filed with the Arkansas State Bank Commissioner, and the TDFI and Tennessee Secretary, in accordance with the ABCA, the Arkansas Banking Code, the TBCA, the Tennessee Banking Act and other applicable laws, articles of merger (the “Bank Articles of Merger”) relating to the Bank Merger. The Bank Merger shall become effective as of the date and time specified in the Bank Articles of Merger and by the issuance of a Certificate of Merger by the Arkansas State Banking Board.
2.5Effects of the Merger. From and after the Effective Time of the Merger, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the ABCA and the TBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time of the Merger, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of MCBI and Acquisition Sub shall vest in MCBI, and all debts, liabilities, obligations, restrictions and duties of each of MCBI and Acquisition Sub shall become the debts, liabilities, obligations, restrictions, and duties of MCBI. From and after the Effective Time of the Second-Step Merger, the Second-Step Merger shall have the effects set forth in this Agreement and in the applicable provisions of the ABCA and the TBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time of the Second-Step Merger, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of HOMB and MCBI shall vest in HOMB, and all debts, liabilities, obligations, restrictions and duties of each of HOMB and MCBI shall become the debts, liabilities, obligations, restrictions, and duties of HOMB.
2.6Articles of Incorporation; Bylaws. The Charter of MCBI, as in effect immediately prior to the Effective Time of the Merger, shall become and remain the Charter of the Surviving Company in the Merger until amended in accordance with the respective terms thereof and applicable law. The Bylaws of MCBI, as in effect immediately prior to the Effective Time of the Merger, shall become and remain the Bylaws of the Surviving Company in the Merger until amended in accordance with the respective terms thereof and applicable law. The Articles of Incorporation of HOMB, as in effect immediately prior to the Effective Time of the Second-Step Merger, shall become and remain the Articles of Incorporation of the Surviving Corporation until amended in accordance with the respective terms thereof and applicable law. The Bylaws of HOMB, as in effect immediately prior to the Effective Time of the Second-Step Merger, shall become and remain the Bylaws of HOMB as the Surviving Corporation until amended in accordance with the respective terms thereof and applicable law.
2.7Directors and Officers of the Surviving Corporation.
As of the Effective Time of the Merger:
(a)The directors of the Surviving Company in the Merger shall equal the number of directors of and be the directors of Acquisition Sub who were serving immediately prior to the Effective Time of the Merger, each of whom shall serve as a director of the Surviving Company of the Merger until his or her respective successor has been duly elected and qualified, or until his or her earlier death, resignation or removal in accordance with the Charter and Bylaws of the Surviving Company.
(b)The officers of the Surviving Company in the Merger shall be the officers of Acquisition Sub who were serving immediately prior to the Effective Time, each of whom shall serve until his or her respective successor is duly appointed and qualified or his or her earlier death, resignation or removal from office in accordance with the Charter and Bylaws of the Surviving Company in the Merger.
As of the Effective Time of the Second-Step Merger:
(a)The directors of the Surviving Corporation shall equal the number of directors of and be the directors of HOMB who were serving immediately prior to the Effective Time of the Second-Step Merger, each of whom shall continue to serve as a director of the Surviving Corporation until his or her respective successor has been duly elected and qualified, or until his or her earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.
(b)The officers of the Surviving Corporation shall be the officers of HOMB who were serving immediately prior to the Effective Time of the Second-Step Merger, each of whom shall continue to serve until his or her respective successor is duly appointed and qualified or his or her earlier death, resignation or removal from office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.
2.8Conversion of Securities. Subject to the other provisions of this Agreement, at the Effective Time of the Merger and the Second-Step Merger, as applicable, as a result of the Merger and without any action on the part of HOMB, MCBI, Acquisition Sub or the holder of any capital stock of any of the foregoing:
(a)Merger Consideration. Each share of the common stock of MCBI, $0.01 par value (the “MCBI Common Stock”), issued and outstanding immediately prior to the Effective Time of the Merger (excluding any Excluded Shares and any Appraisal Shares) whether certificated or uncertificated shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive, without interest, that number of validly issued, fully paid and non-assessable shares of HOMB Common Stock that equals the Exchange Ratio. For purposes of this Agreement, the “Merger Consideration” means the right to receive the consideration described in the preceding sentence pursuant to the Merger with respect to each issued and outstanding share of MCBI Common Stock (excluding any Excluded Shares and any Appraisal Shares), together with any cash in lieu of fractional shares as specified in Section 2.9(d).
(b)Merger Cancellation of Shares. Shares of MCBI Common Stock, when converted in accordance with Section 2.8(a), shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate or Book Entry Share shall cease to have any rights with respect thereto, except the right to receive in respect of each share of MCBI Common Stock previously represented thereby (i) the consideration set forth in Section 2.8(a), (ii) any dividends or other distributions to which the holder thereof becomes entitled in accordance with Section 2.9(c), and (iii) any cash to be paid in lieu of any fractional shares of HOMB Common Stock in accordance with Section 2.9(d), in each case without interest, and in each case to be issued or paid in consideration therefor upon the surrender of such Certificate or Book Entry Share in accordance with Section 2.9.
(c)Excluded Shares. All shares of MCBI Common Stock held by HOMB or by any wholly-owned Subsidiary of HOMB or MCBI, immediately prior to the Effective Time of the Merger (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by HOMB, MCBI, or any wholly-owned Subsidiary of HOMB or MCBI other than MCBI Stock that is securing, or is acquired by Target Bank in connection with, a loan to a Target Bank customer) shall automatically be cancelled and retired and will cease to exist as of the Effective Time of the Merger, and no consideration shall be delivered or deliverable in exchange therefor (all such shares, the “Excluded Shares”).
(d)Merger Survivor Common Stock. Each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Company which shall be held by HOMB.

(e)Second-Step Merger Cancellation of Shares. At the Effective Time of the Second-Step Merger, the sole share of Surviving Company stock which shall be held by HOMB, shall be canceled and retired and shall cease to exist.
(f)No Effect on HOMB Common Stock. Each share of HOMB Common Stock outstanding immediately prior to the Effective Time of the Merger and the Effective Time of the Second-Step Merger shall remain issued and outstanding and shall not be affected by the consummation of the Mergers.
2.9Exchange of MCBI Common Stock.
(a)Exchange Agent. At or prior to the Closing, HOMB shall deposit, or shall cause to be deposited, with Computershare Trust Company, N.A. or such other exchange agent selected by HOMB and reasonably acceptable to MCBI (the “Exchange Agent”), for the benefit of the holders of shares of MCBI Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, sufficient HOMB Common Stock to make all deliveries of HOMB Common Stock as required by this Article II, including the Merger Consideration, and cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.9(d), pursuant to an exchange agent agreement between HOMB and the Exchange Agent (the “Exchange Agent Agreement”) in a form reasonably acceptable to the parties hereto. In addition, HOMB agrees to make available to the Exchange Agent, from time to time after the Effective Time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.9(c). Any cash and HOMB Common Stock deposited with the Exchange Agent (including as payment for any dividends or other distributions in accordance with Section 2.9(c) and fractional shares in accordance with Section 2.9(d)) shall hereinafter be referred to collectively as the “Exchange Fund”. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of MCBI Common Stock pursuant to this Agreement out of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by HOMB. To the extent that the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash in lieu of fractional shares payable to the MCBI Shareholders pursuant to Article II and any dividends declared by HOMB following the Effective Time and payable to the MCBI Shareholders pursuant to Section 2.9(c), HOMB shall promptly replace or restore such amounts so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated by this Article II. Any interest and other income resulting from any investments of the cash portion of the Exchange Fund shall, subject to HOMB’s obligations in the immediately preceding sentence, be paid to HOMB. Except as contemplated by this Agreement and the Exchange Agent Agreement, the Exchange Fund shall not be used for any other purpose. The Exchange Agent shall not be entitled to vote or exercise any other rights of ownership with respect to the shares of HOMB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends and other distributions payable or distributable with respect to such shares for the account of the persons entitled thereto.
(b)Exchange Procedures. HOMB shall cause the Exchange Agent to mail, within five (5) Business Days of the Effective Time, to each record holder, as of the Effective Time, of an outstanding Certificate or Book Entry Share that immediately prior to the Effective Time represented shares of MCBI Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shares of MCBI Common Stock shall pass, only upon proper delivery of the corresponding certificates (the “Certificates”) representing such shares to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to non-certificated shares represented by book entry (“Book Entry Shares”), and shall be in customary form and have such other provisions as HOMB may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration payable in respect of the shares of MCBI Common Stock represented thereby. Promptly after the Effective Time, upon surrender of Certificates or Book Entry Shares for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holders of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor, upon completion of the calculations required by Section 2.8, (A) shares of HOMB Common Stock representing, in the aggregate, the whole number of shares of HOMB Common Stock that such holder has the right to receive pursuant to Section 2.8 and (B) a check or wire of immediately available funds in an amount equal to the aggregate of (1) any dividends and other distributions pursuant to Section 2.9(c), plus (2) any cash payable in lieu of any fractional shares of HOMB Common Stock pursuant to Section 2.9(d). No interest shall be paid or accrued on any Merger Consideration. If any certificate or book entry position representing shares of HOMB Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered or the Book Entry Share or Book Entry Shares transferred in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) in accordance with any applicable requirements and instructions of the Exchange Agent and any request to transfer such Book Entry Share or Book Entry Shares shall otherwise be in proper form in accordance with the requirements and instructions of the Exchange Agent for the transfer of such uncertificated share or uncertificated shares, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate or book entry position representing shares of HOMB Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered or Book Entry Share or Book Entry Shares transferred, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(c)Distributions with Respect to Unexchanged MCBI Common Stock. No dividends or other distributions declared or made with respect to HOMB Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Share with respect to the HOMB Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book Entry Share and no cash payment in lieu of fractional shares of HOMB Common Stock shall be paid to any such holder until such holder shall surrender such Certificate or Book Entry Share in accordance with this Section 2.9. Subject to Applicable Law, following surrender of any such Certificate or Book Entry Share, there shall be paid to such holder of HOMB Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of HOMB Common Stock to which such holder is entitled pursuant to

Section 2.9(d) and the amount of dividends or other distributions with a record date after the Effective Time and paid prior to such surrender with respect to such holder’s whole shares of HOMB Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such holder’s whole shares of HOMB Common Stock.
(d)Fractional Shares. No certificates or scrip representing fractional shares of HOMB Common Stock or book entry credit of the same shall be issued upon the surrender for exchange of Certificates or Book Entry Shares, no dividend or other distribution, stock split or interest shall relate to any such fractional share and such fractional share shall not entitle the owner thereof to vote or to have any rights as a holder of any HOMB Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of MCBI Common Stock exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of HOMB Common Stock (after taking into account all Certificates and Book Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) an amount, rounded to the nearest whole cent, equal to the product of (i) the HOMB Share Average Closing Price, and (ii) the fraction of a share of HOMB Common Stock that such holder would otherwise be entitled to receive pursuant to Section 2.8 hereof (rounded to the nearest ten-thousandth when expressed in decimal form).
(e)Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of MCBI Common Stock after the first anniversary of the Effective Time shall be delivered to HOMB upon demand and, from and after such delivery to HOMB, any former holders of MCBI Common Stock (other than Appraisal Shares) who have not theretofore complied with this Article II shall thereafter look only to HOMB (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for the Merger Consideration payable in respect of such shares of MCBI Common Stock, in each case, without any interest thereon. Any portion of the Merger Consideration or cash payable to the MCBI Shareholders pursuant to Article II remaining unclaimed by the holders of shares of MCBI Common Stock prior to the date on which such shares of HOMB Common Stock or cash would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by Applicable Law, thereupon become the property of HOMB free and clear of any Liens, claims or interest of any Person previously entitled thereto.
(f)No Liability. Neither Exchange Agent, HOMB nor any of HOMB’s Subsidiaries shall be liable to any holder of shares of MCBI Common Stock for any shares of HOMB Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official or Governmental Authority in the reasonable belief that such delivery was required pursuant to any abandoned property, escheat or similar law.
(g)Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed in form and substance reasonably acceptable to HOMB and, if required by HOMB, the posting by such Person of a bond, in such reasonable amount as HOMB may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen, or destroyed

Certificate, the Merger Consideration payable in respect of the shares of MCBI Common Stock represented by such Certificate and any dividends or distributions payable in respect to such shares of MCBI Common Stock pursuant to this Agreement.
(h)Withholding. Each of HOMB and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of MCBI Common Stock such amounts as HOMB or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax law, with respect to the making of such payment; provided, however, that HOMB or the Exchange Agent, as the case may be, shall use commercially reasonable efforts to provide such holder of MCBI Common Stock with written notice of any intended withholding at least five (5) Business Days before the making of any such payment pursuant to this Agreement, and shall cooperate in good faith with such holder of MCBI Common Stock to obtain any available exception from, or reduction in, such withholding to the extent permitted under Applicable Law. To the extent that amounts are so deducted or withheld and paid by HOMB or the Exchange Agent to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of MCBI Common Stock in respect of whom such deduction and withholding was made by HOMB or the Exchange Agent, as the case may be. To the extent that any amounts are deducted or withheld pursuant to this Section 2.9(h) by HOMB or the Exchange Agent, as the case may be, such amounts will be paid over by HOMB or the Exchange Agent to the appropriate Governmental Authority.
(i)Book Entry. Unless otherwise requested by a MCBI Shareholder, shares of HOMB Common Stock to be issued in the Merger shall be initially issued in book entry form, without physical certificates Any request by a MCBI Shareholder to receive a physical certificate or certificates representing shares of HOMB Common Stock shall be delivered to the Exchange Agent on such form and in such manner as may be required or requested by the Exchange Agent, and shall be accompanied by such processing fee as the Exchange Agent customarily charges with respect thereto.
2.10Certain Adjustments. If, after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of HOMB Common Stock or MCBI Common Stock are changed into a different number of shares or type of securities by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs, the Exchange Ratio will be adjusted accordingly to provide to the holders thereof the same economic effect as contemplated by this Agreement prior to such adjustment event.
2.11Transfer Books; No Further Ownership Rights in MCBI Common Stock. At the Effective Time of the Merger, the stock transfer books of MCBI shall be closed and thereafter there shall be no further registration of transfers of shares of MCBI Common Stock on the records of MCBI, except for the cancellation of such shares in connection with the Merger and the issuance of a share to HOMB in connection with the Merger. From and after the Effective Time of the Merger, the holders of Certificates or Book Entry Shares that evidenced ownership of shares of MCBI Common Stock outstanding immediately prior to the Effective Time of the Merger shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by Applicable Law. If, after the Effective Time of the Merger, bona fide Certificates or Book Entry Shares are presented to HOMB for any reason, they shall be cancelled and exchanged for the Merger Consideration and other payments, if any, as provided in this Article II.
2.12Appraisal Rights. Notwithstanding any other provision of this Agreement to the contrary, shares of MCBI Common Stock that are outstanding immediately prior to the Effective Time and with respect to which the shareholders thereof who are entitled to demand and have properly demanded (and not thereafter withdrawn) the fair value of such shares in accordance with Sections 48-23-101 to 48-23-302 of the TBCA and which shareholders have not voted in favor of the Merger and otherwise complied with the applicable provisions of Sections 48-23-101 to 48-23-302 of the TBCA in all respects (collectively, the “Appraisal Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of Sections 48-23-101 to 48-23-302 of the TBCA, except that all Appraisal Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the TBCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration pursuant to Section 2.8 and any dividends and other distributions payable in respect of the Appraisal Shares pursuant to this Agreement. MCBI shall give HOMB (i) reasonably prompt notice of MCBI’s receipt of any written demands for payment of fair value of any shares of MCBI Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the TBCA and received by MCBI relating to shareholders’ demands for appraisal rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the TBCA consistent with the obligations of MCBI thereunder. MCBI shall not, except with the prior written consent of HOMB, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for payment of fair value or (z) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the TBCA.
2.13Proxy and Registration Statement. HOMB and MCBI shall prepare the Registration Statement on Form S-4 or other applicable form, which HOMB shall file with the SEC as promptly as reasonably practicable, but in no event more than thirty (30) calendar days, following the date of this Agreement and will include the Proxy Statement/Prospectus; provided, however, that any delay in filing the Registration Statement within such time period attributable in whole or in part to MCBI’s delay in furnishing information required to be included therein shall not be deemed a breach by HOMB of this Section 2.13. HOMB shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Each of MCBI and HOMB will cause the Proxy Statement/Prospectus to be filed with the SEC, as applicable, published or disclosed in accordance with the reporting standards of the OTC Markets Group, Inc. and mailed to MCBI Shareholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. HOMB shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of HOMB Common Stock in the Merger, and MCBI shall furnish all information concerning MCBI and the holders of MCBI Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. HOMB will advise MCBI promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of HOMB Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide MCBI with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to HOMB or MCBI, or any of their respective affiliates, officers or directors, is discovered by HOMB or MCBI which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to MCBI Shareholders.
2.14MCBI Shareholders’ Meeting.
(a)MCBI shall, in accordance with applicable laws and MCBI’s current charter and bylaws call, give notice of, establish a record date for, convene and hold a meeting of its shareholders (the “MCBI Shareholders’ Meeting”), to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, for the purpose of obtaining MCBI Shareholder Approval and, if so desired, and mutually agreed upon by HOMB and MCBI, other matters of the type customarily brought before a meeting of shareholders to approve a merger agreement. The board of directors of MCBI has resolved to recommend to MCBI Shareholders that they approve this Agreement and, subject to Section 2.14(c), MCBI shall, acting through its board of directors, (x) recommend that MCBI Shareholders approve this Agreement (the “MCBI Recommendation”), (y) include the MCBI Recommendation in the Proxy Statement/Prospectus, and (z) use its reasonable best efforts to solicit from MCBI Shareholders proxies in favor of the approval of this Agreement, including by communicating to MCBI Shareholders the MCBI Recommendation and, subject to Section 2.14(c), MCBI shall use its reasonable best efforts to obtain the MCBI Shareholder Approval. MCBI agrees that, unless this Agreement has been terminated in accordance with its terms, it has an unqualified obligation to submit this Agreement to MCBI Shareholders at the MCBI Shareholders’ Meeting, including after any Adverse MCBI Recommendation Change (as defined below). For purposes of this Agreement, “MCBI Shareholder Approval” shall mean the approval of this Agreement by affirmative vote of a majority of the votes entitled to be cast at the MCBI Shareholders’ Meeting by the MCBI Shareholders or such other number of affirmative votes as may be required for such approval by MCBI’s Governing Documents and Applicable Law.

(b)If on the date of the MCBI Shareholders’ Meeting, MCBI has not received proxies representing a sufficient number of shares of MCBI Common Stock to obtain the MCBI Shareholder Approval (as defined above), MCBI shall adjourn the MCBI Shareholders’ Meeting until such date as shall be mutually agreed upon by MCBI and HOMB, which date, without the consent of HOMB, shall not be less than five (5) calendar days nor more than ten (10) calendar days after the date of adjournment, and subject to the terms and conditions of this Agreement including, without limitation, the provisions of this Section 2.14, shall continue to use its reasonable best efforts to assist in the solicitation of proxies from MCBI Shareholders relating to the MCBI Shareholder Approval; provided, however, MCBI shall only be required to adjourn, delay or postpone the MCBI Shareholders’ Meeting as described above once.
(c)Neither MCBI’s board of directors nor any committee thereof shall (x) except as expressly permitted by Section 2.14, withhold, withdraw, qualify or modify in any manner adverse to HOMB or any of its Subsidiaries, or propose to withhold, withdraw, qualify or modify, in a manner adverse to HOMB or any of HOMB’s Subsidiaries, the MCBI Recommendation, (y) knowingly and intentionally make, or direct or authorize any director or executive officer to make, any public statement in connection with the MCBI Shareholders’ Meeting regarding withholding, withdrawing, qualifying or modifying, or an intention or desire to withhold, withdraw, qualify or modify, in a manner adverse to HOMB or any of HOMB’s Subsidiaries, the MCBI Recommendation or (z) approve or recommend, or propose to approve or recommend, any Acquisition Proposal (any of the foregoing, an “Adverse MCBI Recommendation Change”). Notwithstanding the foregoing, the MCBI board of directors may make or cause to be made an Adverse MCBI Recommendation Change if:
(i)(A)(I) MCBI’s board of directors determines in good faith, after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisor, that it has received an unsolicited, bona fide Acquisition Proposal (that did not result from a material breach of Section 5.10) that is a Superior Proposal and such Superior Proposal has not been withdrawn and (II) MCBI’s board of directors determines in good faith after receiving the advice of its outside legal counsel that not accepting such Superior Proposal would more likely than not result in a violation of its fiduciary duties under applicable law; or (B) MCBI’s board of directors determines in good faith, after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisor, that (I) an Intervening Event has occurred and is continuing and (II) the failure to make an Adverse MCBI Recommendation Change in response to such Intervening Event would more likely than not result in a violation of its fiduciary duties under applicable law;
(ii)MCBI’s board of directors provides at least five (5) Business Days’ prior written notice (a “Notice of MCBI Recommendation Change”) to HOMB of its intent to take such action, which notice shall specify in reasonable detail the event or circumstances giving rise to its determination to take such action, including, in the event such action is taken in response to an Acquisition Proposal, the material terms and conditions of the Acquisition Proposal or any amendment or modification thereof, which material terms shall include, without limitation, the identity of the Person making such Acquisition Proposal and, if such Acquisition Proposal is in writing, a copy of such

Acquisition Proposal (or if no such copy is available, a reasonably detailed description of such Acquisition Proposal), or describe in reasonable detail such other event or circumstances if not in response to an Acquisition Proposal;
(iii)MCBI and its Subsidiaries have negotiated, and have instructed their respective Representatives and shall use reasonable best efforts to cause their respective Representatives to, negotiate in good faith with HOMB and its Subsidiaries and their respective Representatives during such five (5) Business Day period to the extent that HOMB and its Subsidiaries wish to negotiate, to enable HOMB and its Subsidiaries to revise the terms of this Agreement, such that the failure to make the Adverse MCBI Recommendation Change would not be more likely than not to result in a violation of MCBI’s board of directors’ fiduciary duties under applicable law; and
(iv)at the end of such five (5) Business Day notice period MCBI’s board of directors takes into account any amendment or modification to this Agreement proposed by HOMB and after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the MCBI Recommendation or to not make an Adverse MCBI Recommendation Change.
Any material amendment to any Acquisition Proposal or material change in the facts and circumstances giving rise to an Intervening Event, in each case, will be deemed to be a new Acquisition Proposal or Intervening Event, as applicable, for purposes of this Section 2.14 and will require a new notice period as referred to in Section 2.14(c)(ii); provided that with respect thereto the references to a five (5) Business Day period in Sections 2.14(c)(ii), (iii) and (iv) shall instead be references to a three (3) Business Day period. Upon an Adverse MCBI Recommendation Change prior to the MCBI Shareholders’ Meeting, if this Agreement has not been terminated by HOMB pursuant to Section 7.1(e), MCBI’s board of directors may communicate the basis for its Adverse MCBI Recommendation Change to the shareholders in the Proxy Statement/Prospectus or, at MCBI’s expense, an appropriate amendment or supplement thereto. Notwithstanding anything to the contrary in this Agreement, in no event shall the MCBI board of directors or any committee thereof make or cause to be made an Adverse MCBI Recommendation Change once the MCBI Shareholder Approval has been obtained.
2.15MCBI Restricted Stock and Stock Options.
(a)Each share of MCBI Restricted Stock outstanding at the Effective Time shall fully vest as of immediately prior to the Effective Time and be converted automatically into the right to receive the Merger Consideration in respect of each share of MCBI Common Stock underlying such share of MCBI Restricted Stock.
(b)Each MCBI Stock Option outstanding at the Effective Time, whether or not then exercisable, shall immediately be cancelled for no consideration.
2.16Closing Deliveries by MCBI. At the Closing, MCBI shall deliver or cause to be delivered to HOMB:

(a)a certificate of the Secretary of MCBI, dated as of the Closing Date, certifying to: (i) the Governing Documents of MCBI; (ii) resolutions of the board of directors of MCBI approving the Merger and the execution, delivery and performance of this Agreement; (iii) incumbency and signatures of the officers of MCBI executing this Agreement and any other certificate or document delivered by MCBI in connection with this Agreement; and (iv) action by MCBI Shareholders holding the requisite voting power under its Governing Documents and Applicable Law approving the Merger and the execution, delivery and performance of this Agreement;
(b)a statement from MCBI, dated as of the Closing Date, pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that interests in MCBI are not “U.S. real property interests” and that MCBI is not a “U.S. real property holding corporation,” together with a notice to the IRS in accordance with Treasury Regulations Section 1.897-2(h)(2), provided that HOMB’s sole remedy for any failure of MCBI to deliver such statement and notice shall be to withhold in accordance with Section 2.9(h) from the consideration payable pursuant to this Agreement;
(c)certificates of MCBI, dated as of the Closing Date and signed by a duly authorized officer of MCBI, certifying that each of the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied; and
(d)    a payoff letter from the then lender on MCBI’s holding company loan that acknowledges upon full payment of the outstanding amount owed to such lender thereunder the Lien on the Target Bank stock will be released.
2.17Closing Deliveries by HOMB. At the Closing, HOMB shall deliver or cause to be delivered to MCBI:
(a)evidence reasonably satisfactory to MCBI of the issuance and payment of the Merger Consideration to the Exchange Agent;
(b)a certificate of the Secretary of HOMB, dated as of the Closing Date, certifying the: (i) Governing Documents of HOMB; (ii) resolutions of the board of directors of HOMB approving the Merger and the execution, delivery and performance of this Agreement; and (iii) incumbency and signatures of the officers of HOMB executing this Agreement; and (iv) any other certificate or document delivered by HOMB in connection with this Agreement; and
(c)certificates of HOMB, dated as of the Closing Date and signed by a duly authorized officer of HOMB, that each of the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MCBI
Except as disclosed in the disclosure schedule delivered by MCBI to HOMB concurrently herewith (the “MCBI Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the MCBI Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by MCBI that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on MCBI, and (c) any disclosures made with respect to a Section of Article III shall be deemed to qualify (1) any other Section of Article III specifically referenced or cross-referenced and (2) other Sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other Sections, MCBI and Target Bank hereby represent and warrant to HOMB as follows:
3.1Organization.
(a)MCBI is a Tennessee corporation (i) duly organized, validly existing and in good standing under the laws of the State of Tennessee, (ii) with all requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as presently conducted, and (iii) duly qualified or licensed and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the assets and properties it owns, leases, or operates make such qualification or license necessary, except in such cases where the lack of such power and authority or said qualification or license has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI. True, complete and correct copies of the Governing Documents of MCBI, as in effect as of the date of this Agreement, have previously been made available to HOMB. MCBI is not in violation in any material respect of any of the provisions of its Governing Documents.
(b)Each Subsidiary of MCBI that is set forth in Section 3.1(c) of the MCBI Disclosure Schedule is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization, or formation, as applicable, (ii) with all requisite corporate or limited liability company, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as presently conducted, and (iii) duly qualified or licensed and in good standing in each jurisdiction in which the nature of its activities or the character of the assets and properties it owns, leases, or operates make such qualification or license necessary, except in such cases where the lack of said qualification or license has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI. True, complete and correct copies of the Governing Documents of each Subsidiary of MCBI, as in effect as of the date of this Agreement, have previously been made available to the HOMB. No Subsidiary of MCBI is in violation in any material respect of any of the provisions of its respective Governing Documents.
(c)Section 3.1(c) of the MCBI Disclosure Schedule sets forth a true and complete list of each Subsidiary of MCBI, its place of formation and the percentage ownership of such Subsidiary owned by MCBI. Other than as set forth in Section 3.1(c) of the MCBI Disclosure Schedule, there are no corporations, partnerships, limited liability companies, associations or other entities in which MCBI owns, directly or indirectly, any equity or other interest. Except as set forth in Section 3.1(c) of the MCBI Disclosure Schedule, all outstanding shares or ownership interests of MCBI’s Subsidiaries are validly issued, fully paid and nonassessable and owned by MCBI free and clear of any Liens, including any restrictions on the right to vote, sell, or otherwise dispose of such shares or ownership interests, except for any such restrictions imposed by applicable securities Laws.
3.2Authority; Binding Nature.
(a)MCBI has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by MCBI of this Agreement and the consummation by MCBI of the transactions contemplated by this Agreement have been duly and validly approved by the board of directors of MCBI. Subject to the MCBI Shareholders’ approval as contemplated by Sections 2.14 and 6.2(c), no other corporate proceedings on the part of MCBI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by MCBI and constitutes (in each case assuming due authorization, execution and delivery by HOMB and Centennial, as applicable) the legal, valid and binding obligations of MCBI enforceable against MCBI in accordance with its terms, except as such enforceability may be limited by applicable laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(b)MCBI has taken all reasonable actions by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other antitakeover Laws of the State of Tennessee to the extent such antitakeover Laws are applicable to the transactions contemplated by this Agreement.
3.3No Conflicts. The execution, delivery and performance of this Agreement by MCBI and the consummation of the transactions contemplated hereby by MCBI and its Subsidiaries, including the Mergers and the Bank Merger, do not and will not (a) conflict with, or result in a breach or violation of or default under, any terms or conditions of the Governing Documents of MCBI or any of its Subsidiaries, or (b) assuming that the consents and approvals referred to in Section 3.3 of the MCBI Disclosure Schedule and in Section 3.4 hereof are duly obtained, (x) conflict with or violate any Applicable Law as to MCBI or any of its Subsidiaries, (y) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to, any MCBI Material Contract, or (z) result in the creation or imposition of any Lien on any of the assets of MCBI or its Subsidiaries, except, in the case of clause (b) above for such violations, conflicts, breaches, defaults, terminations, amendments, cancellations, accelerations or Liens which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI.
3.4Consents and Approvals. Other than (i) the Requisite Regulatory Approvals, (ii) the approval by MCBI Shareholders of the Merger and this Agreement, and (iii) such other filings, authorizations, consents, notices or approvals as may be set forth in Section 3.4 of the MCBI Disclosure Schedule, no consents, approvals, authorizations or other actions by, or filings with or notifications to, any Governmental Authority on the part of MCBI or any of its Subsidiaries are required in connection with the execution, delivery and performance by MCBI of this Agreement and the consummation of the transactions contemplated hereby.
3.5Regulatory Matters. MCBI and each of its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2023 with, as applicable, (i) the Federal Reserve Board; (ii) the FDIC; (iii) the TDFI and any predecessor agency; (iv) any other applicable bank regulatory agencies (collectively, “MCBI Regulatory Agencies”) and (v) any other applicable Governmental Authority and have paid all applicable fees, premiums and assessments due and payable thereto, except where the failure to file such report, registration or statement, or any amendment thereto, or to pay such fees, premiums and assessments would not reasonably be expected to be, individually or in the aggregate, material to MCBI and its Subsidiaries, taken as a whole, and except with respect to Taxes. Each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law. Neither MCBI nor any of its Subsidiaries is, and since January 1, 2023 has not been, subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or has been ordered to pay any civil money penalty by or at the request of, any MCBI Regulatory Agency or other Governmental Authority of any kind or has adopted any board resolutions at the request of any MCBI Regulatory Agency that currently restricts in any material respect the conduct of its business, imposes any material requirements or procedures, that relates in any material manner to its credit or risk management policies or activities pursuant to such credit or risk management policies, including Anti-money Laundering and Bank Secrecy Act requirements or in any material manner relates to its capital adequacy, its ability to pay dividends or its management (each, a “MCBI Regulatory Agreement”), nor has MCBI or any of its Subsidiaries been advised in writing, or to MCBI’s Knowledge, orally, since January 1, 2023 by any MCBI Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such MCBI Regulatory Agreement. There is no unresolved written violation, criticism, comment or exception by any MCBI Regulatory Agency or other Governmental Authority relating to MCBI or any of its Subsidiaries, except for such violation, criticism, comment or exception as would not reasonably be expected to be, individually or in the aggregate, material to MCBI and its Subsidiaries, taken as a whole. MCBI is not aware of any reason related to MCBI and its Subsidiaries why all Requisite Regulatory Approvals would not be received on a timely basis and without the imposition of any Materially Burdensome Regulatory Condition as described in Section 5.4(a)(i). Except for normal examinations conducted by Governmental Authorities in the regular course of business, no Governmental Authority has initiated any investigation or proceeding or, to MCBI’s Knowledge, investigation into the business or operations of MCBI since January 1, 2023.
3.6Capitalization.
(a)The authorized capital stock of MCBI consists only of (i) 20,000,000 shares of MCBI Common Stock, $0.01 par value, of which 6,385,286 are issued and outstanding as of the date of this Agreement (which number includes all unvested shares of MCBI Restricted Stock), and (ii) 1,000,000 shares of preferred stock, $0.01 par value, of which no shares are issued and outstanding as of the date of this Agreement. The above issued and outstanding shares of MCBI Common Stock constitute all of the issued and outstanding capital stock of MCBI as of the date of this Agreement, and have been duly authorized, validly issued, and are fully paid and nonassessable. None of the shares of MCBI Common Stock have been issued or disposed of by MCBI in violation of any preemptive rights of any Person.
(b)No MCBI Stock Options are outstanding. MCBI has furnished or otherwise made available to HOMB a true, complete copy of the MCBI Incentive Plans, and Section 3.6(b) of the MCBI Disclosure Schedule sets forth a complete and correct list of all holders of MCBI Restricted Stock outstanding under the MCBI Incentive Plans as of the date hereof identifying the number of shares of MCBI Common Stock subject to awards of MCBI Restricted Stock, and the date on which each award of MCBI Restricted Stock was granted and vests.
(c)As of the date of this Agreement, no trust preferred or subordinated debt securities of MCBI or any of its Subsidiaries are issued or outstanding.
(d)As of the date of this Agreement there are no outstanding (i) rights, stock appreciation rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) to which MCBI or any of its Subsidiaries is a party or by which MCBI or any of its Subsidiaries is bound obligating MCBI or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of MCBI or its Subsidiaries, or any securities exchangeable for or convertible into the capital stock of MCBI or its Subsidiaries, (ii) contractual obligations of MCBI or any of its Affiliates, or rights of a Person, to repurchase, redeem or otherwise acquire any shares of capital stock of MCBI or its Subsidiaries from MCBI or such Subsidiary, or (iii) proxies, voting agreements (except for the Voting and Support Agreements), voting trusts, preemptive rights, rights of first refusal, rights of first offer, rights of co-sale or tag-along rights, shareholder agreements or other rights, understandings or arrangements to which MCBI or any of its Subsidiaries is a party or by which MCBI or any of its Subsidiaries is bound regarding the voting or disposition of the shares of MCBI Common Stock or capital stock of its Subsidiaries. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by MCBI or any of its Subsidiaries and are outstanding.
(e)No Subsidiary of MCBI owns any capital stock of MCBI except for MCBI Common Stock that is securing, or is acquired by Target Bank in connection with, a loan to a Target Bank customer.
3.7Deposits. The deposit accounts of Target Bank are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. No proceedings for the revocation or termination of such deposit insurance are pending or, to MCBI’s Knowledge, threatened.

3.8Reserved.
3.9Stock Issuances and Repurchases. All shares of MCBI Common Stock have been issued in compliance with all applicable federal and state securities laws and regulations or exemptions therefrom, except where such failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on MCBI. All repurchases of MCBI Common Stock have been conducted in accordance with MCBI’s Governing Documents, the TBCA and applicable federal and state securities laws and regulations, except where such failure to be in compliance with applicable federal and state securities laws would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI.
3.10Financial Statements.
(a)Section 3.10 of the MCBI Disclosure Schedule contains true and complete copies of the audited consolidated financial statements of MCBI and its Subsidiaries for the year ended December 31, 2024 (the “Audited Financial Statements”) and the unaudited consolidated financial statements of MCBI and its Subsidiaries for the ten (10) months ended October 31, 2025 (the “Interim Financial Statements” and, together with the Audited Financial Statements, “MCBI’s Financial Statements”). MCBI’s Financial Statements (including the related notes, where applicable) (i) have been prepared from, and are in accordance with in all material respects, the books and records of MCBI and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of MCBI and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of the Interim Financial Statements to the lack of footnotes and to recurring year-end audit adjustments normal in nature and amount, (iii) complied, in all material respects, with applicable accounting requirements, and (iv) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of MCBI and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Forvis Mazars, LLP has not resigned (or informed MCBI that it intends to resign) or been dismissed as independent public accountants of MCBI as a result of or in connection with any disagreements with MCBI on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MCBI, neither MCBI nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities or obligations that are reflected or reserved against on the consolidated balance sheet of the Interim Financial Statements, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2025 and shown on the consolidated balance sheet of the Interim Financial Statements, or (iii) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby.

(c)The records, systems, controls, data and information of MCBI and its Subsidiaries are in all material respects recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of MCBI or its Subsidiaries or accountants (including all means of access thereto and therefrom).
3.11Ordinary Course; Lack of Material Adverse Change.
(a)Except as listed in Section 3.11(a) of the MCBI Disclosure Schedule, from the Balance Sheet Date through and including the date of this Agreement, except as otherwise specifically provided or permitted by this Agreement, MCBI and its Subsidiaries have operated in all material respects in the ordinary course of business.
(b)Since the Balance Sheet Date, there has not been (i) any Material Adverse Change on MCBI or (ii) any fact, effect, event, change occurrence or circumstance that would reasonably be expected to have a Material Adverse Change on MCBI.
3.12Reorganization. Neither MCBI nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.13Taxes. Except as set forth in Section 3.13 of the MCBI Disclosure Schedule or, other than with respect to Section 3.13(m), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI:
(a)(i) All income and other Tax Returns that were or are required to be filed on or before the Closing Date by MCBI or its Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects; and (ii) all income and other Taxes due and owing by MCBI or its Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date. Neither MCBI nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.
(b)No federal, state, local or non-U.S. tax audit or other Tax Proceeding is pending or being conducted with respect to MCBI or any of its Subsidiaries. Neither MCBI nor its Subsidiaries has received from any federal, state, local or non-U.S. taxing authority (including jurisdictions where MCBI or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open a Tax Proceeding; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for a material amount of Taxes proposed, asserted or assessed by any taxing authority against MCBI or any of its Subsidiaries.
(c)There are no Liens for Taxes on MCBI’s or any of its Subsidiaries’ assets other than Liens for Taxes not yet due and payable.
(d)Neither MCBI nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency which is still in effect.

(e)MCBI and its Subsidiaries have complied with all Applicable Laws relating to the payment and withholding of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party.
(f)Neither MCBI nor any of its Subsidiaries is (or has been) a party to or bound by any Tax allocation, sharing, or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among MCBI and its Subsidiaries). Neither MCBI nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated U.S. federal income tax return (other than a group the common parent of which was MCBI); or (B) has any liability for Taxes of any Person (other than MCBI or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) as a transferee, successor, or by Contract (other than any contract entered into in the ordinary course of business, the primary subject matter of which is not Taxes).
(g)There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which MCBI or any of its Subsidiaries is a party and that could be treated as a partnership for U.S. federal income Tax purposes.
(h)Neither MCBI nor any of its Subsidiaries have, nor have ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country.
(i)Neither MCBI nor any of its Subsidiaries have, in the last five (5) years, distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(j)Neither MCBI nor any its Subsidiaries is nor have been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(k)Neither MCBI nor any of its Subsidiaries have engaged in any “listed transaction” described in Section 6707A(c)(2) of the Code or Section 1.6011-4(b)(2) of the Treasury Regulations.
(l)Neither MCBI nor any of its Subsidiaries have requested or obtained a private letter ruling from, or entered into a closing agreement with, any taxing authority.
(m)Except as listed in Section 3.13(m) of the MCBI Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could reasonably be expected to give rise directly or indirectly to any “excess parachute payment” within in the meaning of Section 280G(b)(1) of the Code.
(n)Neither MCBI nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date (i) pursuant to Section 481 of the Code or any comparable provision under state or non-U.S. Tax Laws as a result of an accounting method change occurring prior to the Closing Date, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) as a result of any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).
(o)The unpaid Taxes of MCBI and each of its Subsidiaries (a) did not, as of the Balance Sheet Date, materially exceed the reserve for Tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) reflected in MCBI’s Financial Statements and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of MCBI and its Subsidiaries in filing Tax Returns.
3.14Title to Assets; Real Property.
(a)Except as would not reasonably be expected to be, individually or in the aggregate, material to MCBI and its Subsidiaries, taken as a whole, MCBI or one of its Subsidiaries has good and marketable title or a valid leasehold interest in, or right to use all of its tangible personal assets and properties, including those reflected in the balance sheet contained in the Audited Financial Statements or the Interim Financial Statements (except for assets sold or otherwise disposed of or leases that have expired since the Balance Sheet Date in the ordinary course of business), as being owned or leased, as applicable, free and clear of any and all Liens other than Permitted Liens. All tangible personal properties and assets of MCBI and its Subsidiaries are in good operating condition and repair, ordinary wear and tear and commercially reasonable deferred maintenance excepted, and except for such failures to be in good operating condition and repair would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI.
(b)Section 3.14(a) of the MCBI Disclosure Schedule contains a true and complete list of (i) all real property owned by MCBI or one of its Subsidiaries as of the date of this Agreement but expressly excluding any MCBI OREO Real Property (as defined below) which is set forth in Section 3.17(c) of the MCBI Disclosure Schedule (such real property owned by MCBI or one of its Subsidiaries as of the date of this Agreement but expressly excluding any MCBI OREO Real Property, the “MCBI Owned Real Property”) and (ii) all real property leased by MCBI or one of its Subsidiaries as of the date of this Agreement (the “MCBI Leased Real Property”; and the MCBI Leased Real Property, together with the MCBI Owned Real Property, the “MCBI Real Property”). MCBI or one of its Subsidiaries owns fee simple title to the MCBI Owned Real Property and a valid leasehold interest in the MCBI Leased Real Property, in each case free and clear of any Liens other than the Permitted Liens. MCBI is in possession of all MCBI Owned Real Property, and MCBI has not leased any such Owned Real Property to a third party unless so indicated in Section 3.14(a) of the MCBI Disclosure Schedules. MCBI is in possession of all MCBI Leased Real Property, and no lease with respect to such MCBI Leased Real Property has been assigned or subleased by MCBI unless so indicated in Section 3.14(a) of the MCBI Disclosure Schedule. To MCBI’s Knowledge, the MCBI Real Property is in material compliance with all applicable zoning laws and building codes and all applicable health and safety related requirements. There are no pending or, to MCBI’s Knowledge, threatened material condemnation proceedings against the MCBI Real Property.

(c)Neither MCBI nor any of its Subsidiaries owns any interest in real property, except (i) the MCBI OREO Real Property and (ii) the MCBI Real Property.
3.15Litigation; Orders.
(a)Except as set forth in Section 3.15(a) of the MCBI Disclosure Schedule, there is no Proceeding pending or, to MCBI’s Knowledge, threatened either (i) against MCBI or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, and as to which, if adversely determined, would reasonably be expected to be, individually or in the aggregate, material to MCBI and its Subsidiaries, taken as a whole or (ii) seeking to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.
(b)There is no Order either (i) outstanding against MCBI or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject that would reasonably be expected to be, individually or in the aggregate, material to MCBI and its Subsidiaries, taken as a whole, or (ii) seeking to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.
3.16Compliance.
(a)Since January 1, 2023, MCBI and each of its Subsidiaries are and have been in compliance with all Applicable Laws and Orders, including without limitation all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI. MCBI and each of its Subsidiaries have all Permits of, and have made all required filings, applications and registrations with, all applicable Government Authorities necessary to permit it to carry on its business in all respects as presently conducted, except where the failure to have such Permits or make such filings, applications or registrations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI.
(b)Neither MCBI nor any of its Subsidiaries is in default under or in violation of any term or provision of (i) its Governing Documents or (ii) in any material respect any material Permit which it holds.
(c)MCBI has implemented one or more formal codes addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies, and other material policies as may be required by any Applicable

Law for itself and, as applicable, its Subsidiaries, and a complete and correct copy of each such policy has been made available to HOMB. Such policies comply in all respects with the requirements of any Laws applicable thereto, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI.
3.17Loans.
(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by MCBI and its Subsidiaries (collectively, “Loans”) (i) complies with Applicable Laws, (ii) has been made, entered into or acquired by MCBI or one of its Subsidiaries in accordance with customary board of director-approved loan policies, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and correct, and which, together with all security agreements and guarantees, to MCBI’s Knowledge, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, MCBI or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect, and (v) MCBI has no Knowledge of any acts or omissions which would give rise to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and (v) above may be limited by applicable laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, none of the rights or remedies under the documentation relating to the Loans has been amended, modified, waived, subordinated or otherwise altered by MCBI, except as evidenced by a written instrument which is a part of the file with respect to such Loans made available to HOMB and was entered into by MCBI in good faith. For purposes of this Section 3.16(a), the phrase “enforceable in accordance with its terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.
(b)Section 3.17(b) of the MCBI Disclosure Schedule sets forth a complete and correct list of all Loans (together with the principal amount on each such Loan and the identity of the obligor thereunder) that, as of November 30, 2025 (i) had a balance exceeding $250,000, and (ii) are (x) contractually past due 90 days or more in the payment of principal and/or interest, (y) on nonaccrual status or (z) classified as “Watch List,” “Special Mention,” “Substandard,” “Doubtful” or “Loss,” (or words of similar import).
(c)Section 3.17(c) of the MCBI Disclosure Schedule sets forth a complete list of real estate acquired by foreclosure or by deed in-lieu thereof and owned by MCBI or its Subsidiaries as of the date of this Agreement (the “MCBI OREO Real Property”), including the book value thereof. True, correct and complete copies of the currently effective lending policies and practices of MCBI and each of its Subsidiaries have been made available to HOMB.

(d)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI (i) each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents, MCBI’s underwriting and servicing standards (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with Applicable Laws and applicable requirements of any government-sponsored enterprise program, and (ii) MCBI and its Subsidiaries have properly fulfilled their contractual responsibilities and duties with respect to any Loan in which they act as the lead lender or servicer and have complied with their duties as required under applicable regulatory requirements.
(e)Except as set forth in Section 3.17(e) of the MCBI Disclosure Schedule none of the agreements pursuant to which MCBI or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of MCBI or its Subsidiaries, as applicable.
(f)As to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, to MCBI’s Knowledge such guaranty is in full force and effect, and to MCBI’s Knowledge, will remain in full force and effect following the Closing Date, in each case, without any further action by MCBI or any of its Subsidiaries subject to the fulfillment of their obligations under the Small Business Administration Agreement that arise after the date hereof.
(g)Section 3.17(g) of the MCBI Disclosure Schedule sets forth a complete and correct list of all Loans by MCBI and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of MCBI or any of its Subsidiaries. There are no Loans to any employee, officer, director or other Affiliate of MCBI on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement. All such Loans are and were made in compliance in all material respects with all Applicable Laws.
3.18CRA Compliance. Target Bank is Well-Capitalized and its most recent examination rating under the Federal Community Reinvestment Act, as amended, and the regulations promulgated thereunder (“CRA”), was “satisfactory” or better. To MCBI’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Target Bank to receive any notice of non-compliance with such provisions of the CRA or cause Target Bank’s CRA rating to decrease below the “satisfactory” level.
3.19Investment Portfolio. All investment securities held by MCBI or its Subsidiaries, as reflected in the MCBI Financial Statements, are in all material respects carried in accordance with GAAP and in a manner consistent with the applicable guidelines issued by the MCBI Regulatory Agencies. Each of MCBI and its Subsidiaries has good, valid and marketable title in all material respects to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the MCBI Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of MCBI or its Subsidiaries.
3.20Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of MCBI, any of its Subsidiaries or for the account of a customer of MCBI or one of its Subsidiaries, were entered into in the ordinary course of business and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of MCBI or one of its Subsidiaries enforceable in accordance with their terms except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies, and to MCBI’s Knowledge are in full force and effect. MCBI and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to MCBI’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder except for such breaches, violations or defaults as would not reasonably be expected to have a Material Adverse Effect on MCBI.
3.21Intellectual Property. MCBI and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. To MCBI’s Knowledge, the use of any Intellectual Property owned by MCBI or any Subsidiary thereof by MCBI and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person in any material respect and is in accordance in all material respects with any applicable license pursuant to which MCBI or any MCBI Subsidiary acquired the right to use any Intellectual Property, and no person has asserted in writing to MCBI that MCBI or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person. To MCBI’s Knowledge and except as set forth in Section 3.21 of the MCBI Disclosure Schedules, no person is challenging, infringing on or otherwise violating any right of MCBI or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to MCBI or its Subsidiaries. Neither MCBI nor any MCBI Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by MCBI or any MCBI Subsidiary, and MCBI and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by MCBI and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
3.22Environmental Matters.
(a)Except as set forth in Section 3.22 of the MCBI Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, (i) no written notice, notification, demand, request for information, citation, summons or order has been received by MCBI or any of its Subsidiaries, no written complaint has been filed against MCBI or any of its Subsidiaries, no penalty has been assessed against MCBI or any of its Subsidiaries, and no investigation, action, claim or suit is pending or, to MCBI’s Knowledge, is threatened against MCBI or any of its Subsidiaries by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Law; (ii) MCBI, each of its Subsidiaries and the MCBI Real Property are in compliance in all material respects with all Environmental Laws including possessing and complying with all Permits required pursuant to Environmental Law matters; (iii) neither MCBI nor any of its Subsidiaries is conducting or paying for any response or corrective action under any Environmental Law at any location; (iv) neither MCBI nor any of its Subsidiaries is party to any Order that imposes any obligations under any Environmental Law; and (v) neither MCBI nor any of its Subsidiaries have assumed by contract or, to MCBI’s Knowledge, by operation of law a claim or suit related to a violation of any Environmental Law or an obligation to investigate and/or remediate Hazardous Substances.
(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, to MCBI’s Knowledge, (i) there has been no release of any Hazardous Substance by MCBI or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any unpaid remedial obligation, corrective action requirement or liability under applicable Environmental Laws, (ii) there are no underground storage tanks used for storage of Hazardous Substance located on or below the surfaces of the MCBI Real Property and (iii) no part of the MCBI Real Property contains asbestos in friable condition.
(c)Except as set forth in Section 3.22 of the MCBI Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, to MCBI’s Knowledge, no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability of MCBI or any of its Subsidiaries under any Environmental Law.
(d)MCBI has made available to HOMB all assessments, reports, data, audits and other material information in possession of MCBI or to which it has reasonable access regarding the presence or release of Hazardous Substances or compliance with Environmental Laws related to the MCBI Real Property.
3.23Material Contracts. Except for the Contracts set forth in Section 3.23(a) of the MCBI Disclosure Schedule, as of the date of this Agreement, neither MCBI nor any of its Subsidiaries, is a party to or bound by any MCBI Material Contract. In each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, (a) each MCBI Material Contract is a valid and binding agreement in full force and effect as to MCBI or its Subsidiaries, as applicable, and, to MCBI’s Knowledge, binding upon the counterparties thereto in accordance with their terms, except as such enforceability may be limited by Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. § 1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is south in a proceeding at law or in equity), (b) MCBI nor its Subsidiaries a party thereto is in violation or breach of or default under any MCBI Material Contract and (c) to MCBI’s Knowledge, no counterparty thereto is in violation or breach of or default under any MCBI Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default by MCBI, or to MCBI’s Knowledge, the counterparty thereto.
3.24Employee Benefit Matters.
(a)Section 3.24(a) of the MCBI Disclosure Schedule sets forth a true and complete list of each MCBI Employee Benefit Plan. Only employees and directors and former employees and directors (and their eligible dependents) of MCBI and its Subsidiaries participate in the MCBI Employee Benefit Plans. Neither MCBI nor any of its Subsidiaries has been notified that any MCBI Employee Benefit Plan is undergoing an audit or is subject to an investigation by any of the IRS, the United States Department of Labor (“DOL”) or other Governmental Authority.
(b)With respect to each MCBI Employee Benefit Plan, complete and correct copies of the following documents have been made available to HOMB: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such MCBI Employee Benefit Plan and, in the case of any MCBI Employee Benefit Plan that is not in written form, a written description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) years, if applicable; (iv) the most recent IRS determination letter, advisory letter or opinion letter and any pending application with respect to each such MCBI Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code; and (v) all material correspondence to and from the IRS, DOL, or any other Governmental Agency within the past three (3) years relating to any MCBI Employee Benefit Plan (other than the documentation provided under (iii) and (iv) above).

(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, each MCBI Employee Benefit Plan has been administered in all material respects in compliance with its terms and with all Applicable Laws, including, but not limited to, ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act; and, with regard to each Employee Benefit Plan: (i) no Proceedings are pending, or to MCBI’s Knowledge, threatened against MCBI with respect to the administration of any MCBI Employee Benefit Plan; (ii) all premiums, contributions, or other payments required to have been made by Applicable Law or under the terms of any such MCBI Employee Benefit Plan or any Contract relating thereto have been made; (iii) all reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been correctly filed or distributed; and (iv) no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code.
(d)With respect to each MCBI Employee Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which MCBI is entitled to rely under IRS pronouncements, no such determination letter, opinion letter or advisory letter has been revoked nor, to MCBI’s Knowledge, has revocation been threatened, and to MCBI’s Knowledge no circumstance exists that would reasonably be expected to result in the loss of such qualification.
(e)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, MCBI has complied with the minimum essential coverage and minimum value requirements of the Affordable Care Act. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, neither MCBI nor its ERISA Affiliates have any existing or potential liability relating to employer mandate penalties under Code Section 4980H.
(f)No MCBI Employee Benefit Plan is designed to provide benefits for employees whose primary work location is in a jurisdiction outside the United States.
(g)Except as set forth in Section 3.24(g) of the MCBI Disclosure Schedule neither MCBI nor any MCBI Employee Benefit Plan provides (or will provide) post-retirement health or other welfare benefits to one or more former employees, officers, directors, or other individuals (including dependents of any of the foregoing) other than benefits that are required to be provided pursuant to the applicable requirements of COBRA.
(h)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, MCBI has at all times complied with COBRA, and has maintained adequate records to evidence such compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, no event or condition exists with respect to any MCBI Employee Benefit Plan that could result in any material tax under Section 4980B of the Code.
(i)No MCBI Employee Benefit Plan is, and neither MCBI nor any ERISA Affiliate maintains or contributes to, or has at any time maintained or contributed to, or has any liability, whether actual or contingent, under a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code. No MCBI Employee Benefit Plan is or was at any time a multiemployer plan, as defined in Section 3(37) of ERISA, and neither MCBI nor any ERISA Affiliate has ever contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any such multiemployer plan. None of the MCBI Employee Benefit Plans are part of, or have at any time been part of, a multiple employer welfare arrangement, as that term is defined in ERISA Section 3(40). No MCBI Employee Benefit Plan is or was at any time a multiple employer plan, as described in Code Section 413(c) or ERISA Sections 4063 or 4064, and neither MCBI nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to any such plan.
(j)Section 3.24(j) of the MCBI Disclosure Schedule sets forth a complete list of all severance and termination benefits with respect to which MCBI or any of its Subsidiaries has or will have any material liability, under any MCBI Employee Benefit Plan or other employment agreement, noncompetition or severance agreement, program, practice, or arrangement and the amount of any required payments thereunder due upon Closing, upon termination of employment or both (each, an “Employment Payment”).
(k)Except as set forth in Section 3.24(k) of the MCBI Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could (whether alone or in conjunction with any other event) (i) require the funding (whether on a formal or informal basis) of the benefits under any MCBI Employee Benefit Plan; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by MCBI or any of its Subsidiaries under any MCBI Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any compensation, equity award or other benefit under any MCBI Employee Benefit Plan.
(l)No participants in any MCBI Employee Benefit Plan participate in such plan pursuant to the terms of a collective bargaining agreement.
(m)Except as set forth in Section 3.24(m) of the MCBI Disclosure Schedule neither MCBI nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, each MCBI Employee Benefit Plan that is a “nonqualified deferred compensation plan” within in the meaning of Section 409A of the Code has been operated in documentary and operational compliance with Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder.
(n)Section 3.24(n) of the MCBI Disclosure Schedules sets forth a true and complete list of all participants in any executive retirement plan, SERP or similar arrangement.
(o)Section 3.24(o) of the MCBI Disclosure Schedules sets forth a true and complete list of all bank-owned life insurance policy (“BOLI”) to which MCBI or any Subsidiary thereof is a party and indicates whether any such BOLI is subject to a split-dollar agreement. MCBI has provided a copy of each of the underlying BOLI policies (and any split dollar agreements) and the beneficiary designation(s), if any, related thereto. For each underlying policy: (i) MCBI is the sole owner; (ii) MCBI retains the right to the entire cash value; and (iii) the policy is transferable to HOMB. The BOLI is taxed under the economic benefit regime of 26 CFR 1.61-22.
3.25Labor Relations (Employment Matters).
(a)There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to MCBI’s Knowledge, threatened against or affecting MCBI or any of its Subsidiaries. Neither MCBI nor any of its Subsidiaries is a party to any collective bargaining agreements or similar labor agreements and to MCBI’s Knowledge there are no organizing efforts by any union or other group seeking to represent any employees of MCBI or any of its Subsidiaries.
(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, MCBI and each of its Subsidiaries is, and during the past three (3) years has at all relevant times been, in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health. To MCBI’s Knowledge, neither it nor any of its Subsidiaries is engaged in any unfair labor practices defined in the National Labor Relations Act or other Applicable Law.
(c)Neither MCBI nor any of its Subsidiaries has received at any time in the past three (3) years any written notice that any Governmental Authority responsible for the enforcement of labor or employment laws, rules or regulations intends to conduct an investigation with respect to or relating to MCBI and its Subsidiaries and, to MCBI’s Knowledge, no such investigation is in progress.
(d)Section 3.25(d) of the MCBI Disclosure Schedule sets forth a complete and accurate list of all non-solicitation agreements (with regard to customers or employees) and non-competition agreements currently existing between current employees of MCBI and MCBI or any of its subsidiaries.
(e)Since the Balance Sheet Date, MCBI has not effectuated a “mass layoff” or “plant closing” as defined in the WARN Act affecting any site of employment or facility of MCBI or its Subsidiaries.
(f)Except as set forth in Section 3.25(f) of the MCBI Disclosure Schedule, MCBI is not a party to any written Contract with respect to the employment of any officer, director, employee or consultant that is not terminable at will and without any penalty or other severance or obligation.
(g)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, (i) other than accrued payroll expense not yet paid, MCBI and each of its Subsidiaries have made all required payments due to employees and (ii) MCBI and each of its Subsidiaries have made all required payments currently due to their respective unemployment compensation reserve accounts with the appropriate federal, state and local governments (and all agencies thereof) of the jurisdictions where either MCBI or the respective Subsidiary is required to maintain such accounts.

3.26Related Party Transactions. Except as set forth in Section 3.26 of the MCBI Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between MCBI or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of MCBI or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding MCBI Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of MCBI) on the other hand that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act were MCBI subject to such regulation, except those of a type available to employees of MCBI or its Subsidiaries generally.
3.27Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, (a) each of MCBI and its Subsidiaries are insured against such risks and in such amounts as are adequate and as the management of MCBI reasonably has determined to be prudent with respect to their businesses, properties and assets and (b) all insurance policies with respect to the business and assets of MCBI are in full force and effect, all premiums due and payable thereon have been paid, MCBI and its Affiliates have not received notice to the effect that any of them are in default under any such insurance policy, and all claims have been filed in a timely fashion. To MCBI’s Knowledge, there is no claim pending under any such policies with respect to MCBI or any of its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.
3.28Brokers. Except for Piper Sandler & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MCBI.
3.29Reserved.
3.30Information Supplied. None of the information supplied or to be supplied by MCBI for inclusion or incorporation by reference in (a) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the MCBI Shareholders or at the time of the MCBI Shareholders’ Meeting, (b) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of MCBI incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by MCBI with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of HOMB or its Subsidiaries for inclusion in the Proxy Statement/Prospectus or the Registration Statement.
3.31Fairness Opinion. The Board of Directors of MCBI has received the opinion of Piper Sandler & Co., dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the MCBI Shareholders.
3.32No Other Representations or Warranties.
(a)Except for the representations and warranties made by MCBI in this Agreement, neither MCBI nor any other person makes any express or implied representation or warranty with respect to MCBI, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and MCBI hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither MCBI nor any other person makes or has made any representation or warranty to HOMB or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to MCBI, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by MCBI in this Article III, any oral or written information presented to HOMB or any of its affiliates or representatives in the course of their due diligence investigation of MCBI, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)MCBI acknowledges and agrees that neither HOMB nor any other person on behalf of HOMB has made or is making, and MCBI has not relied upon, any express or implied representation or warranty other than those contained in Article IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HOMB
Except as disclosed in the disclosure schedule delivered by HOMB to MCBI concurrently herewith (the “HOMB Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the HOMB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by HOMB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on HOMB and (c) any disclosures made with respect to a Section of Article IV shall be deemed to qualify (1) any other Section of Article IV specifically referenced or cross-referenced and (2) other Sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other Sections, HOMB Acquisition Sub and Centennial hereby represent and warrant to MCBI as follows:
4.1Organization.
(a)HOMB is an Arkansas corporation (i) duly organized, validly existing and in good standing under the Laws of the State of Arkansas (ii) which is a bank holding company duly registered under the BHC Act, (iii) with all requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as presently conducted. HOMB is duly qualified or licensed and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns leases or operates make such qualification or license necessary, except in such cases where the lack of said authorization, qualification or license has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB. True, complete and correct copies of the Governing Documents of HOMB, as in effect as of the date of this Agreement, have previously been made available to MCBI. HOMB is not in violation in any material respect if any provisions of its Governing Documents.
(b)Each Subsidiary of HOMB is (i) duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, (ii) with all requisite power (corporate or otherwise) and authority to own and operate its properties and to carry on its business as presently conducted, and (iii) duly qualified or licensed in good standing in each jurisdiction in which the nature of its activities or the character of the properties it owns, leases or operates make such qualification necessary, except in such cases where the lack of said authorization, qualification or license has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB.
4.2Authority; Binding Nature. Each of HOMB and, to the extent applicable, its Subsidiaries has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by HOMB and Centennial, and the consummation of the transactions contemplated hereby has been duly authorized by all necessary action on the part of each of HOMB and, to the extent applicable, its Subsidiaries and no other corporate proceedings on the part of HOMB or such Subsidiaries are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by HOMB and Centennial and constitutes (in each case assuming due authorization, execution and delivery by MCBI) the legal, valid and binding obligations of HOMB and Centennial enforceable against HOMB and Centennial, as applicable, in accordance with its terms, subject to the effect of any applicable laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. § 1818(b), the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.
4.3No Conflicts. The execution, delivery and performance of this Agreement by HOMB and Centennial, and the consummation of the transactions contemplated hereby by HOMB and its Subsidiaries, including the Mergers and the Bank Merger, do not and will not (a) conflict with, or result in a breach of or default under, any terms or conditions of the Governing Documents of HOMB or any of its Subsidiaries, or (b) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) conflict with or violate any Applicable Law as to HOMB or any of its Subsidiaries, (y) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any Contract set forth on the “Exhibit Index” included in HOMB’s Form 10-K for the year ended December 31, 2024 or the HOMB SEC filings subsequently filed, or (z) result in the creation or imposition of any Lien on any of the assets of HOMB or any of its Subsidiaries, except, in the case of clause (b) above for such violations, conflicts, breaches, defaults, terminations, amendments, cancellations, accelerations or Liens which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB.
4.4Consents and Approvals. Other than the Regulatory Approvals, no consents, approvals, authorizations or other actions by, or filings with or notifications to, any Governmental Authority on the part of HOMB or any of its Subsidiaries is required in connection with the execution, delivery and performance of this Agreement by HOMB and Centennial and the consummation of the transactions contemplated hereby.
4.5Regulatory Matters. HOMB and each of its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2023 with, as applicable, (i) the Federal Reserve Board; (ii) the FDIC; (iii) the ASBD and any predecessor agency; (iv) any other applicable bank regulatory agencies (collectively, “HOMB Regulatory Agencies” and, together with MCBI Regulatory Agencies, the “Regulatory Agencies”) and (v) any other applicable Governmental Authority and has paid all applicable fees, premiums and assessments due and payable thereto, except where the failure to file such report, registration or statement, or any amendment thereto, or to pay such fees, premiums and assessments would not reasonably be expected to be, individually or in the aggregate, material to HOMB and its Subsidiaries, and except with respect to Taxes. Each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law. Neither HOMB, Centennial nor any of their Subsidiaries is, and since January 1, 2023 has not been, subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or has been ordered to pay any civil money penalty by or at the request of, any HOMB Regulatory Agency or other Governmental Authority of any kind or has adopted any board resolutions at the request of any HOMB Regulatory Agency that currently restricts in any material respect the conduct of its business, imposes any material requirements or procedures, that relates in any material manner to its credit or risk management policies or activities pursuant to such credit or risk management policies, including Anti-money Laundering and Bank Secrecy Act requirements or in any material manner relates to its capital adequacy, its ability to pay dividends or its management (each, a “HOMB Regulatory Agreement”), nor has HOMB, Centennial or any of their Subsidiaries been advised in writing, or to HOMB’s Knowledge, orally since January 1, 2023 by any HOMB Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such HOMB Regulatory Agreement. Except as set forth on Section 4.5 of the HOMB Disclosure Schedule, there is no material unresolved written violation, criticism, comment or exception by any HOMB Regulatory Agency or other Governmental Authority relating to HOMB, Centennial or any of their Subsidiaries, except for such violation, criticism, comment or exception as would not reasonably be expected to be, individually or in the aggregate, material to HOMB and its Subsidiaries, taken as a whole. HOMB is not aware of any reason why it or any of its Subsidiaries would not receive all Requisite Regulatory Approvals on a timely basis without undue delay and without the imposition of any Materially Burdensome Regulatory Condition. Except for normal examinations conducted by Governmental Authorities in the regular course of business, no Governmental Authority has initiated any proceeding, or to HOMB’s Knowledge, investigation into the business or operations of HOMB or Centennial since January 1, 2023.
4.6Capitalization.
(a)As of the date of this Agreement (the “HOMB Capitalization Date”) the authorized capital stock of HOMB consists of (i) 400,000,000 shares of HOMB Common Stock, and (ii) 5,500,000 shares of preferred stock, par value $0.01 per share. As of the HOMB Capitalization Date, there are (i) 196,422,380 shares of HOMB Common Stock outstanding (which number includes 1,117,473 shares of HOMB Common Stock subject to outstanding awards of restricted HOMB Common Stock granted by HOMB); (ii) no shares of HOMB Common Stock held in treasury; (iii) 1,261,901 shares of HOMB Common Stock subject to and reserved for issuance upon the exercise of outstanding stock options to purchase shares of HOMB Common Stock granted by HOMB); and (iv) 1,812,514 shares of HOMB Common Stock reserved for future awards under the HOMB 2022 Equity Incentive Plan. No other shares of capital stock or other voting securities or equity interests of HOMB are issued, reserved for issuance or outstanding. The above shares constitute all of the issued and outstanding capital stock of HOMB as of the HOMB Capitalization Date. All of the issued and outstanding shares of HOMB Common Stock and shares of HOMB’s preferred stock have been duly authorized, validly issued and are fully paid and nonassessable. None of such shares have been issued or disposed of by HOMB in violation of any preemptive rights of any Person. The HOMB Common Stock to be issued in exchange for MCBI Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive rights. As of the date hereof there are, and as of the Effective Time there will be, sufficient authorized and unissued HOMB Common Stock to enable HOMB to issue the Merger Consideration as contemplated in this Agreement.
(b)All of the issued and outstanding shares of capital stock of Centennial are, on the date of this Agreement, and on the Closing Date will be, held by HOMB.
(c)Except as disclosed in Section 4.6(c) of the HOMB Disclosure Schedule, as of the HOMB Capitalization Date, there are no outstanding rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) to which HOMB or any of its Subsidiaries is a party or by which HOMB or any of its Subsidiaries is bound obligating HOMB or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of HOMB or its Subsidiaries, or any securities exchangeable for or convertible into the capital stock of HOMB or its Subsidiaries. There are no outstanding preemptive rights, rights of first refusal, rights of first offer, rights of co-sale or tag-along rights, shareholder agreements or other rights, understandings or arrangements to which HOMB or any of its Subsidiaries is a party or by which HOMB or any of its Subsidiaries is bound regarding the voting or disposition of the shares of HOMB Common Stock or capital stock of its Subsidiaries. As of the HOMB Capitalization Date, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by HOMB and are outstanding.

4.7Deposits. The deposit accounts of Centennial are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. No proceedings for the revocation or termination of such deposit insurance are pending or, to HOMB’s Knowledge, threatened.
4.8HOMB SEC Filings. HOMB has timely filed (or furnished) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed (or furnished) with the SEC by it under Section 5 of the Securities Act or Sections 13(a), 14 or 15(d) of the Exchange Act, as the case may be, from and after January 1, 2023 (collectively, the “HOMB SEC Filings”). Each HOMB SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
4.9Financial Statements.
(a)The financial statements of HOMB and its Subsidiaries included (or incorporated by reference) in the HOMB SEC Filings (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of HOMB and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of HOMB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto (the “HOMB Financial Statements”).The books and records of HOMB and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Forvis Mazars, LLP has not resigned (or informed HOMB or indicated it intends to resign) or been dismissed as independent public accountants of HOMB as a result of or in connection with any disagreements with HOMB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HOMB, neither HOMB nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities or obligations that are reflected or reserved against on the consolidated balance sheet of HOMB included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 (including any notes thereto), (ii) liabilities or obligations incurred in the ordinary course of business consistent in nature and amount with past practice since the Balance Sheet Date or (iii) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby.
(c)The records, systems, controls, data and information of HOMB and its Subsidiaries are in all material respects recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of HOMB or its Subsidiaries or accountants (including all means of access thereto and therefrom). HOMB (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to HOMB, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of HOMB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to HOMB’s outside auditors and the audit committee of HOMB’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect HOMB’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in HOMB’s internal controls over financial reporting. There is no reason to believe that HOMB’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
4.10Ordinary Course; Lack of Material Adverse Change.
(a)From the Balance Sheet Date, except as reflected in the HOMB SEC Filings or Section 4.10 of the HOMB Disclosure Schedule, or as otherwise specifically provided or permitted by this Agreement, HOMB and its Subsidiaries have operated in all material respects in the ordinary course of business.
(b)Since the Balance Sheet Date, there has not been (i) any Material Adverse Change in HOMB or (ii) any fact, effect, event, change occurrence or circumstance that would reasonably be expected to have a Material Adverse Change on HOMB.
4.11Reorganization. Neither HOMB nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.12Litigation; Orders.
(a)There is no Proceeding pending or, to HOMB’s Knowledge, threatened either (i) against HOMB or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, and as to which, if adversely determined, would reasonably be expected to be, individually or in the aggregate, material to HOMB and its Subsidiaries, taken as a whole or (ii) seeking to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.
(b)There is no Order either (i) outstanding against HOMB or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject that would reasonably be expected to be, individually or in the aggregate, material to HOMB and its Subsidiaries, taken as a whole, or (ii) seeking to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.
4.13Compliance.
(a)HOMB and each of its Subsidiaries are in compliance in all material respects with all Applicable Laws and Orders, including without limitation all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, except were such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB. HOMB and each of its Subsidiaries have all Permits of, and have made all required filings, applications and registrations with, all applicable Government Authorities necessary to permit it to carry on its business in all material respects as presently conducted, except where the failure to have such Permits or make such filings, applications or registrations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB.
(b)Neither HOMB nor any of its Subsidiaries is in default under or in violation of any term or provision of (i) its Governing Documents or (ii) in any material respect any material Permit which it holds.
(c)HOMB has implemented one or more formal codes addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies, and other material policies as may be required by any Applicable Law for itself, Centennial and, as applicable, their Subsidiaries, and a complete and correct copy of each such policy has been made available to MCBI. Such policies comply in all material respects with the requirements of any Laws applicable thereto, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB.

4.14CRA Compliance. Centennial is Well Capitalized and its most recent examination rating under the CRA, was “satisfactory” or better. To HOMB’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause HOMB or Centennial to receive any notice of non-compliance with such provisions of the CRA or cause HOMB or Centennial’ s CRA rating to decrease below the “satisfactory” level.
4.15Material Contracts. As of the date of this Agreement, neither HOMB nor any Subsidiary of HOMB is a party to any Contract or amendment thereto that would be required to be, and has not been, filed as an exhibit to HOMB SEC Filings as of the date of this Agreement. With respect to any Contract or amendment thereto required as of the date hereof or hereafter to be filed as an exhibit to a HOMB SEC Filing, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB: (a) the Contract is in full force and effect; (b) neither HOMB nor any Subsidiary of HOMB is in violation or breach of or default thereunder; and (c) no other party to any such Contract is, to HOMB’s Knowledge, in violation or breach of or default thereunder.
4.16Brokers. Except for the fee for the opinion to be issued by Hovde Group, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of HOMB or its Subsidiaries.
4.17Information Supplied. None of the information supplied or to be supplied by HOMB or its Subsidiaries for inclusion or incorporation by reference in (a) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the MCBI Shareholders or at the time of the MCBI Shareholders’ Meeting, (b) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of HOMB incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by HOMB with respect to information supplied by MCBI for inclusion in the Proxy Statement/Prospectus or the Registration Statement. The Proxy Statement/Prospectus and Registration Statement will, when filed by HOMB in final form with the SEC, comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder.
4.18Ownership of MCBI Common Stock. Neither HOMB, nor any of its Subsidiaries, or to HOMB’s Knowledge, any of its other Affiliates or associates, owns beneficially or of record, directly or indirectly, or, except for the Voting and Support Agreements, is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of MCBI Common Stock for its own account.
4.19Related Party Transactions. Except as set forth in the HOMB SEC Filings, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between HOMB, Centennial or any of their Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of HOMB, Centennial or any of their Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding HOMB Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of HOMB) on the other hand, except those of a type available to employees of HOMB, Centennial or their Subsidiaries generally.
4.20Reserved.
4.21Investment Portfolio. All investment securities held by HOMB, Centennial or their Subsidiaries, as reflected in the financial statements included in the HOMB SEC Filings, are in all material respects carried in accordance with GAAP and in a manner consistent with the applicable guidelines issued by the HOMB Regulatory Agencies. Each of HOMB, Centennial and their Subsidiaries has good, valid and marketable title in all material respects to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the financial statements included in the HOMB SEC Filings and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of HOMB, Centennial or their Subsidiaries.
4.22Taxes. Except as set forth in Section 4.22 of the HOMB Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB:
(a)(i) All income and other Tax Returns that were or are required to be filed on or before the Closing Date by HOMB, Centennial or their Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects and (ii) all Taxes due and owing by HOMB, Centennial or their Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date. Neither HOMB, Centennial nor any of their Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.
(b)No federal, state, local or non-U.S. audit or other Tax Proceeding is pending or being conducted with respect to HOMB, Centennial or their Subsidiaries. Neither HOMB, Centennial nor any of their Subsidiaries has received from any federal, state, local or non-U.S. taxing authority (including jurisdictions where HOMB, Centennial or their Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or a Tax Proceeding; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for a material amount of Taxes proposed, asserted or assessed by any taxing authority against HOMB, Centennial or their Subsidiaries.
(c)There are no Liens for Taxes on HOMB’s, Centennial’s or any of their Subsidiaries’ assets other than Liens for Taxes not yet due and payable.
(d)Neither HOMB, Centennial nor any of their Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency which is still in effect.

(e)HOMB, Centennial and their Subsidiaries have complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party.
(f)Neither HOMB, Centennial nor any of their Subsidiaries is (or has been) a party to or bound by any Tax allocation, sharing or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among HOMB, Centennial and their Subsidiaries). Neither HOMB, Centennial nor any of their Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income tax return (other than a group the common parent of which was HOMB); or (B) has any liability for Taxes of any Person (other than HOMB, Centennial or their Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) as a transferee, successor, or by Contract (other than any Contract entered into in the ordinary course of business, the primary subject matter of which is Taxes).
(g)There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which HOMB, Centennial or any of HOMB’s Subsidiaries is a party and that could be treated as a partnership for U.S. federal income Tax purposes.
(h)Neither HOMB, Centennial nor any of their Subsidiaries have, nor have ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country.
(i)Neither HOMB, Centennial nor any of their Subsidiaries have, in the last five (5) years, distributed stock of another corporation, or had any of their stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(j)Neither HOMB, Centennial nor any of their Subsidiaries is, nor has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(k)Neither HOMB, Centennial nor any of their Subsidiaries has engaged in any “listed transaction” under Section 6707A(c)(2) of the Code or Section 1.6011-4(b)(2) of the Treasury Regulations.
(l)Neither HOMB, Centennial nor any of their Subsidiaries have requested or obtained a private letter ruling from, or entered into a closing agreement with, any taxing authority.
(m)Neither HOMB, Centennial nor any of their Subsidiaries will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date (i) pursuant to Section 481 or 263A of the Code or any comparable provision under state or non-U.S. Tax Laws as a result of an accounting method change occurring on or prior to the Closing Date, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) as a result of any intercompany transaction or excess loss account described in the Treasury

Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).
(n)The unpaid Taxes of HOMB, Centennial and each of their Subsidiaries (a) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of HOMB’s Financial Statements (rather than in any notes thereto) and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of HOMB, Centennial and each of their Subsidiaries in filing its Tax Returns.
4.23Employee Benefit Matters.
(a)Section 4.23(a) of the HOMB Disclosure Schedule sets forth a true and complete list of each HOMB Employee Benefit Plan. Only employees and directors and former employees and directors (and their eligible dependents) of HOMB and its Subsidiaries participate in the HOMB Employee Benefit Plans. Neither HOMB nor any of its Subsidiaries has been notified that any HOMB Employee Benefit Plan is undergoing an audit or is subject to an investigation by any of the IRS, the DOL or other Governmental Authority.
(b)With respect to each HOMB Employee Benefit Plan, complete and correct copies of the following documents have been made available to MCBI: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such HOMB Employee Benefit Plan and, in the case of any HOMB Employee Benefit Plan that is not in written form, a written description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) years, if applicable; (iv) the most recent IRS determination letter or opinion letter and any pending application with respect to each such HOMB Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code; and (v) all material correspondence to and from the IRS, DOL, or any other Governmental Agency within the past three (3) years relating to any MCBI Employee Benefit Plan (other than the documentation provided under (iii) and (iv) above).
(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB, no HOMB Employee Benefit Plan has been administered in a manner that would be expected to result in material liability to HOMB or MCBI with respect to compliance with plan terms or with all Applicable Laws, including, but not limited to, ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act; and, with regard to each Employee Benefit Plan: (i) no Proceedings are pending, or to HOMB’s Knowledge, threatened; (ii) all premiums, contributions, or other payments required to have been made by Applicable Law or under the terms of any such HOMB Employee Benefit Plan or any Contract relating thereto have been made; (iii) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been correctly filed or distributed; and (iv) no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code.

(d)With respect to each HOMB Employee Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which HOMB is entitled to rely under IRS pronouncements, no such determination letter, opinion letter or advisory letter has been revoked nor, to HOMB’s Knowledge, has revocation been threatened, and no circumstance exists that would reasonably be expected to result in the loss of such qualification.
(e)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB, HOMB has at all times complied with COBRA in all material respects, and has maintained adequate records to evidence such compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB, no event or condition exists with respect to any HOMB Employee Benefit Plan that could result in any material tax under Section 4980B of the Code.
(f)No HOMB Employee Benefit Plan is, and neither HOMB nor any Affiliate maintains or contributes to, or has at any time maintained or contributed to, or has any liability, whether actual or contingent, under a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code. No HOMB Employee Benefit Plan is or was at any time a multiemployer plan, as defined in Section 3(37) of ERISA, and neither HOMB nor any Affiliate has ever contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any such multiemployer plan. None of the HOMB Employee Benefit Plans are part of, or have at any time been part of, a multiple employer welfare arrangement, as that term is defined in ERISA Section 3(40). No HOMB Employee Benefit Plan is or was at any time a multiple employer plan, as described in Code Section 413(c) or ERISA Sections 4063 or 4064, and neither HOMB nor any Affiliate has ever contributed to or had an obligation to contribute to any such plan.
(g)No participants in any HOMB Employee Benefit Plan participate in such plan pursuant to the terms of a collective bargaining agreement.
(h)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB, each HOMB Employee Benefit Plan that is a “nonqualified deferred compensation plan” within in the meaning of Section 409A of the Code has been operated in material documentary and operational compliance with Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder.
4.24Loans.
(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB, each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by HOMB and its Subsidiaries (collectively, “HOMB Loans”) (i) complies with Applicable Laws, (ii) has been made, entered into or acquired by HOMB or one of its Subsidiaries in accordance with customary board of director-approved loan policies, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and correct, and which, together with all security agreements and guarantees, to HOMB’s Knowledge, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, HOMB or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect, and (v) HOMB has no Knowledge of any acts or omissions which would give rise to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and (v) above may be limited by applicable laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles. For purposes of this Section 4.24(a), the phrase “enforceable in accordance with its terms” as it relates to a HOMB Loan does not mean that the borrower has the financial ability to repay an HOMB Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.
(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB, (i) each outstanding HOMB Loan (including HOMB Loans held for resale or previously sold to investors) (A) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents, HOMB’s underwriting and servicing standards (and, in the case of HOMB Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB and (B) with Applicable Laws and applicable requirements of any government-sponsored enterprise program, in each case, in all material respects, and (ii) HOMB and its Subsidiaries have properly fulfilled their contractual responsibilities and duties with respect to any HOMB Loan in which they act as the lead lender or servicer except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB and (B) have complied in all material respects with their duties as required under applicable regulatory requirements.
4.25No Other Representations or Warranties.
(a)Except for the representations and warranties made by HOMB in this Agreement, neither HOMB, Centennial nor any other person makes any express or implied representation or warranty with respect to HOMB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and HOMB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither HOMB nor any other person makes or has made any representation or warranty to MCBI or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to HOMB, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by HOMB in this Article IV, any oral or written information presented to MCBI or any of its affiliates or representatives in the course of their due diligence investigation of HOMB, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)HOMB acknowledges and agrees that neither MCBI nor any other person on behalf of MCBI has made or is making, and HOMB has not relied upon, any express or implied representation or warranty other than those contained in Article III.

ARTICLE VCOVENANTS
5.1Conduct of Business Prior to Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except (A) as otherwise expressly contemplated or permitted by this Agreement, (B) as set forth in Section 5.2 of the MCBI Disclosure Schedule and Section 5.3 of the HOMB Disclosure Schedule, (C) as required by any Governmental Authority or Applicable Law, or (D) with the written consent of HOMB, in the case of MCBI, or MCBI, in the case of HOMB, (such consent not to be unreasonably withheld, conditioned or delayed) each of MCBI and HOMB shall and shall cause their Subsidiaries to, (w) maintain its existence under Applicable Law, (x) conduct its business and operations in the ordinary course and in a manner consistent in all material respects with prior practice and in accordance with Applicable Law, and (y) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any Requisite Regulatory Approvals or to perform in any material respect its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.2MCBI Forbearances. Without limiting Section 5.1, MCBI covenants and agrees that between the date of this Agreement and the Effective Time or earlier termination of this Agreement, except (A) with the prior written consent of HOMB (which consent shall not be unreasonably withheld, conditioned or delayed) (B) as expressly contemplated or permitted by this Agreement, (C) as required by Applicable Law, or (D) as set forth in Section 5.2 of the MCBI Disclosure Schedule, MCBI shall not, and shall cause its Subsidiaries not to, directly or indirectly:
(i)amend the Governing Documents of MCBI or its Subsidiaries or otherwise add, amend or modify in any respect the duties or obligations of indemnification by MCBI or such Subsidiary with respect to any of its respective directors, officers, employees, agents or other Persons;
(ii)adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, equity interests or property or any combination thereof) in respect of its capital stock or equity interests (other than to a wholly-owned Subsidiary of MCBI), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities (except (i) dividends paid by any of the Subsidiaries of MCBI to MCBI or any of its wholly owned Subsidiaries, (ii) regular quarterly cash dividends by MCBI on MCBI Common Stock in the ordinary course of business at amounts consistent with past practice or (iii) the acceptance of shares of MCBI Common Stock as payment for the withholding Taxes incurred in connection with the vesting of an equity award issued by MCBI);
(iii)except for transactions in the ordinary course of business (including by way of foreclosure or acquisition of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any material property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of MCBI;
(iv)except as set forth in Section 5.2(a)(iv) of the MCBI Disclosure Schedule, sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its material properties or material assets to any Person other than to a wholly owned Subsidiary (except for sales of properties or assets in the ordinary course of business including any debt collection or foreclosure transactions or pursuant to MCBI Material Contracts in force at the date of this Agreement) or merge or consolidate with any Person;
(v)acquire direct or indirect control over any business or Person, whether by stock purchase, merger, consolidation or otherwise; except, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of MCBI;
(vi)other than in the ordinary course of business, incur any indebtedness (excluding bank deposits) for borrowed money (other than borrowings under MCBI’s existing holding company loan agreement, provided, however, that in no case shall the permitted maximum principal amount of such loan be increased), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity; it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include the purchase of federal funds and borrowing of money from the Federal Home Loan Bank System, the Federal Reserve Bank of Atlanta or any other Governmental Authority;
(vii)make any material change to its accounting methods, principles or practices, except as required by GAAP or Applicable Law or regulations on policies imposed by any Governmental Authority or Regulatory Agency;
(viii)except for any payments disclosed in Section 5.2(viii) of the MCBI Disclosure Schedule or pursuant to the terms of any MCBI Employee Benefit Plan or Contract, (i) increase the compensation, severance, benefits, change of control payments or any other amounts payable, or pay or award, or commit to pay or award, any bonuses or incentive compensation, to its present or former officers, employees or directors, other than, in each case, nonmaterial increases in compensation or benefits made in the ordinary course of business and earned but unpaid bonuses with respect to any portion of a fiscal year ending prior to the Effective Time, (ii) establish, adopt, enter into, amend or terminate any collective bargaining agreement or MCBI Employee Benefit Plan, other than any amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to MCBI, in the aggregate, of maintaining such MCBI Employee Benefit Plan, or (iii) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any such individual;

(ix)(i) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of MCBI’s capital stock or other equity-based compensation or grant to any Person any right to acquire any shares of its capital stock, or amend or modify (including by way of interpretation) any of the foregoing; (ii) issue or commit to issue any additional shares of capital stock of MCBI or any other securities or other instruments exchangeable for or convertible into the capital stock of MCBI or its Subsidiaries or agree to any agreements, arrangements or commitments of any kind or character (either firm or conditional) that would obligate MCBI or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of MCBI or its Subsidiaries; (iii) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of MCBI’s Subsidiaries; or (iv) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock (other than in connection with or as a result of a loan to a Target Bank customer that is secured by MCBI Common Stock, including in connection with or following the acquisition of such stock by Target Bank following the default by the borrower on the underlying loan);
(x)(i) make or change in any material respect any material Tax election, (ii) settle or compromise any material Tax liability, claim, audit or assessment, (iii) fail to file any Tax Return when due (taking extensions into account) or fail to remit any material amount of Taxes due, whether or not shown on the Tax Return other than Taxes then being contested in good faith, (iv) enter into any material closing agreement, (v) agree to extend any statute of limitations relating to Taxes; (vi) amend, in any material respect, any material Tax Return or (vii) knowingly surrender, offset or reduce any right to claim a material Tax refund;
(xi)fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;
(xii)enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices except as required by Applicable Law or policies or regulations imposed by any Governmental Authority or Regulatory Agency;
(xiii)except set forth in Section 5.2(xiii) of the MCBI Disclosure Schedule, file any application to establish, or to relocate or terminate the operations of, any banking office;
(xiv)make, or commit to make, any capital expenditures in excess of $500,000 in the aggregate, or such lesser amount that requires approval by the Tennessee Department of Financial Institutions, other than as disclosed in Section 5.2(xiv) of the MCBI Disclosure Schedule;
(xv)amend or extend any leases for MCBI Leased Real Property other than as provided in Section 5.2(xv) of the MCBI Disclosure Schedule;

(xvi)make, renew, or amend any extension of credit to a borrower who has an existing credit that is listed in Section 3.17(b) of the MCBI Disclosure Schedule;
(xvii)enter into, renew or amend in any material respect (a) any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, for its account, except in the ordinary course of business and consistent with past practice, or (b) any interest rate swaps for the account of any customer except in the ordinary course of business;
(xviii)except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any MCBI Material Contract, or make any change in any instrument or agreement governing the terms of any of its securities or leases, other than normal renewals of contracts and leases without material adverse changes of terms with respect to MCBI, or enter into any contract that would constitute a MCBI Material Contract if it were in effect on the date of this Agreement;
(xix)(A) settle any claim, action or proceeding other than claims, actions or proceedings against MCBI or Target Bank involving solely money damages not in excess of $500,000 in the aggregate (net of any insurance proceeds, indemnity or contribution or similar payments actually received by MCBI or any of its Subsidiaries prior to the time that such settlement occurs), or waive, compromise, assign, cancel or release any material rights or claims; (B) agree or consent to the issuance of any settlement agreement, injunction, decree, order or judgment restricting or otherwise affecting in any material respect its business or operations;
(xx)materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported except as may be required by GAAP or Applicable Law or policies or regulations of any Governmental Authority or Regulatory Agency;
(xxi)change in any material respect its credit policies and collateral eligibility requirements and standards;
(xxii)participate in any program sponsored or administered by any Governmental Authority, which program is not part of the usual and customary banking business of MCBI;
(xxiii)engage in (or modify in a manner materially adverse to MCBI) any transactions with any director or officer of MCBI or its Affiliates, other than deposit relationships and other transactions in the ordinary course of business and in compliance with Applicable Laws;
(xxiv)adopt a plan of complete or partial liquidation or dissolution;
(xxv)take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xxvi)agree to take, make any commitments to take, or adopt any resolutions of the board of directors or shareholders in support of, any of the actions prohibited by this Section 5.2;
(xxvii)acquire any Real Property including OREO; or
(xxviii) take any action that is intended or expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied.
5.3Conduct of Business of HOMB. Without limiting Section 5.1, HOMB covenants and agrees that during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except (A) as otherwise expressly contemplated or permitted by this Agreement, (B) as set forth in Section 5.3 of the HOMB Disclosure Schedule, (C) as required by any Governmental Authority or Applicable Law, or (D) with the prior written consent of MCBI (which consent shall not be unreasonably withheld, conditioned or delayed), HOMB shall not, and shall cause its Subsidiaries not to, directly or indirectly:
(i)amend its Governing Documents in a manner that would materially and adversely affect the holders of MCBI Common Stock or adversely affect the holders of MCBI Common Stock relating to other holders of HOMB Common Stock;
(ii)adopt a plan of complete or partial liquidation or dissolution;
(iii)agree to take, make any commitments to take, or adopt any resolutions of the board of directors or shareholders in support of, any of the actions prohibited by this Section 5.3;
(iv)take any action that is intended or expected to result in any of the conditions set forth in Article VI not being satisfied;
(v)take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(vi)(A) adjust, split, combine or reclassify any capital stock of HOMB or (B) make, declare or pay any extraordinary dividend, or make any other extraordinary distribution on, any shares of HOMB Common Stock; provided that nothing in this subsection (B) shall be deemed to limit or restrict the ability of HOMB to declare an ordinary quarterly dividend with respect to the HOMB Common Stock in the ordinary course of business consistent with past practice; or
(vii)merge or consolidate itself or any of its Subsidiaries with any other Person or restructure, or reorganize itself or any of its Subsidiaries.
5.4Approvals and Filings.
(a)Upon the terms and subject to the conditions set forth in this Agreement, each of MCBI and HOMB agrees to use its reasonable best efforts (i) to take, or cause to be taken, all actions, (ii) to do, or cause to be done, and (iii) to assist and cooperate with the other party in doing, in each case, all things necessary, proper or advisable to fulfill all conditions applicable to such party and its respective Subsidiaries pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) obtaining all Regulatory Approvals and all other approvals necessary, proper or advisable, actions or non-actions, waivers, consents, qualifications and approvals from Governmental Authorities or Regulatory Agencies and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Authority or Regulatory Agency, (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from nongovernmental Persons; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In furtherance and not in limitation of the foregoing, each of HOMB and MCBI shall use its reasonable best efforts to (x) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (y) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible; provided that nothing in this Agreement shall be deemed to (I) require HOMB or MCBI to propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, any sale, transfer, divestiture or disposition of businesses, properties or assets (including rights or ownership interests in any such party’s Subsidiaries) of HOMB, MCBI and their respective Subsidiaries and, following the Closing, the Surviving Corporation and its Subsidiaries, that would, in the aggregate when considered together with all such other sales, transfers, divestitures or dispositions, reasonably be expected to have a Material Adverse Effect on MCBI and its Subsidiaries, taken as a whole, or (II) require HOMB, or require or permit MCBI, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals and authorizations of any Governmental Authority or Regulatory Agency that would reasonably be expected to (A) result in the Surviving Corporation or its Subsidiaries becoming subject to any cease-and-desist order or other order, formal or informal enforcement action issued by, or written agreement, consent agreement, operating agreement, memorandum of understanding, commitment letter or similar undertaking with, or any request to adopt any board resolutions by, any Governmental Authority or Regulatory Agency which solely results from or arises out of the conduct of MCBI’s or any of its Subsidiaries’ businesses, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MCBI and its Subsidiaries, taken as a whole, or (B) have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Mergers (a “Materially Burdensome Regulatory Condition”).
(b)Without limiting the generality of the foregoing, as soon as practicable and in no event later than thirty (30) calendar days after the date of this Agreement, HOMB and MCBI shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals. HOMB and MCBI shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory

Approvals). Each party will provide the other with copies of any applications and supplemental responses and all correspondence relating thereto reasonably in advance of filing, other than material filed in connection therewith that contains confidential supervisory information or is otherwise filed under a claim of confidentiality. The parties hereto agree that they will consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Governmental Entities and Regulatory Agencies necessary or advisable to consummate the transactions contemplated by this Agreement, consider in good faith the views of the others in connection with any proposed written or material oral communication with any Governmental Entity or Regulatory Agency related to the transactions contemplated by this Agreement, and each party will keep the others reasonably apprised of the status of matters relating to completion of the transactions contemplated herein. HOMB and MCBI agree to furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, trustees, officers and shareholders and such other matters as reasonably may be necessary or advisable in connection with any application, petition or other statement or application made by or on behalf of HOMB, Centennial, MCBI or Target Bank or any of their Affiliates to any Governmental Entity or Regulatory Agency in connection with the transactions contemplated by this Agreement. Each party acknowledges and agrees that nothing in this Agreement, including this Section 5.4, shall require any party to provide confidential supervisory information to any other party.
(c)Subject to Applicable Law (including Applicable Law relating to the exchange of information), the parties shall advise each other within twenty-four (24) hours of receiving any communication from any Governmental Authority or Regulatory Agency in connection with the Regulatory Approvals that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed or that a Materially Burdensome Regulatory Condition might be imposed on any such Regulatory Approval.
(d)Upon the terms and subject to the conditions set forth in this Agreement, MCBI agrees to use commercially reasonable efforts to obtain (i) estoppel certificates dated as of the Closing Date executed by each landlord of the MCBI Leased Real Property (other than those landlords who have executed consents as contemplated by Section 3.4 of the MCBI Disclosure Schedule) in forms as may be reasonably acceptable to HOMB and (ii) the written authorizations, consents, notices and approvals identified in Section 3.4 of the MCBI Disclosure Schedule.
5.5Access; Integration of Data Processing; Confidentiality.
(a)In order to facilitate the consummation of the transactions contemplated hereby and the integration of the business and operations of MCBI and its Subsidiaries, subject to Section 5.5(c) and Applicable Laws relating to confidentiality and the exchange of information, MCBI shall permit HOMB and its Subsidiaries and their respective officers, employees, counsel, accountants and other authorized representatives, access, throughout the period before the Closing Date, upon reasonable notice and at HOMB’s sole expense:

(i)during customary business hours, to all books, papers and records relating to the assets, properties, operations, obligations and liabilities of MCBI and its Subsidiaries in which HOMB may have a reasonable interest; provided, however, that MCBI shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of MCBI’s or its Subsidiaries’ customers, result in the waiver by it or any Subsidiary thereof of the privilege protecting communications between it or such Subsidiary and any of its or such Subsidiary’s counsel or where such access or disclosure would contravene any Applicable Law or Order or binding agreement entered into prior to the date of this Agreement; provided, further, that the parties shall attempt to make appropriate substitute disclosure arrangements; and
(ii)during and, as reasonably required, outside of customary business hours, to telecommunications and electronic data processing systems, facilities and personnel of MCBI and its Subsidiaries for the purpose of performing reasonably necessary conversion activities related to data processing integration.
HOMB shall use commercially reasonable efforts to minimize any interference with the regular business operations of MCBI and its Subsidiaries during any such access.
(b)At the request of HOMB, during the period from the date of this Agreement to the Closing, MCBI shall, and shall cause its Subsidiaries and its and their respective officers and employees to, and shall make all reasonable efforts to cause their respective telecommunications and data processing service providers to (subject to HOMB agreeing to enter into customary confidentiality, non-disclosure and similar agreements with such service providers), reasonably cooperate and assist HOMB in connection with preparation for an electronic and systematic conversion of all applicable data regarding MCBI and its Subsidiaries to HOMB and its Subsidiaries’ systems of telecommunications and electronic data processing; provided, however, that no such conversion shall occur until the Closing. HOMB shall be responsible for reasonable and agreed upon costs incurred by MCBI and its Subsidiaries, including all fees to third parties, in connection with any such efforts.
(c)Each of HOMB and MCBI acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to them pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing Date, the Confidentiality Agreement and the provisions of this Section 5.5(c) shall nonetheless continue in full force and effect.
5.6Advice of Changes. HOMB and MCBI shall promptly advise the other of any fact, change, event or circumstance known to it (i) that has had or would be reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VI; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 5.6 shall not constitute the failure of any condition set forth in Sections 6.2 or 6.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in the failure of a condition set forth in Sections 6.2 or 6.3 to be satisfied.
5.7Public Announcements. MCBI and HOMB shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby and shall not issue, and shall not permit any of their Subsidiaries to issue, any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior written consent of the other party, (i) issue such press release or make such public statement or filing as may be required by Applicable Law or Order, or any listing agreement with a national stock exchange or automated quotation system; provided, further, however that such party shall have first used reasonable best efforts to consult with the other party with respect to such release, statement or filing and (ii) make such releases, announcements or statements that are consistent with such other releases, announcements or statements made on or after the date of this Agreement in compliance with this Section 5.7.
5.8No Control of the Other Party. Nothing contained in this Agreement shall give either HOMB or MCBI or their Subsidiaries, directly or indirectly, the right to control or direct the operations of MCBI or HOMB, or their Subsidiaries, as applicable, prior to the Effective Time.
5.9Employee Benefit Matters.
(a)During the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, HOMB shall, or shall cause its applicable Subsidiary to, provide to each employee of MCBI or its Subsidiaries who shall continue employment with the Surviving Corporation or any of its Subsidiaries following the Closing Date and who shall not have been terminated and provided the benefits set forth in the next sentence of this Section 5.9(a), but excluding any such employee that is party to a written employment or consulting agreement setting forth terms of employment or consulting services to the Surviving Corporation or its Subsidiaries that becomes effective as of the Effective Time (a “Continuing Employee”), with (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided by MCBI or any of its Subsidiaries to such Continuing Employee immediately prior to the Effective Time, (ii) cash incentive compensation opportunities that, in each case, are no less favorable than the cash incentive compensation opportunities provided by MCBI or any of its Subsidiaries to such Continuing Employee immediately prior to the Effective Time, and (iii) other employee benefits that are provided to HOMB’s similarly situated employees. Without limiting the immediately preceding sentence, HOMB shall provide to each Continuing Employee whose employment terminates other than for cause during the period commencing at the Effective Time and ending on the first anniversary thereof with severance benefits equal to the greater of (A) the severance benefits set forth in Appendix II, (B) the severance benefits for which employees of HOMB and its Subsidiaries who are similarly situated to such Continuing Employee would be eligible under the severance plans or policies of HOMB and its Subsidiaries, and (C) the severance benefits owed to such

Continuing Employee pursuant to any Contract between such Continuing Employee and MCBI or Target Bank, in each case, as determined without taking into account any reduction after the Effective Time in compensation paid to such Continuing Employee and after giving credit to such Continuing Employee for his or her years of service to MCBI or its Subsidiaries.
(b)With respect to any HOMB Employee Benefit Plan in which any Continuing Employee becomes eligible to participate on or after the Closing Date, HOMB shall use best efforts to (i) waive all preexisting conditions, actively at work requirements, exclusion and waiting periods with respect to participation and coverage requirements under any such HOMB Employee Benefit Plan to the extent they were inapplicable to, or were satisfied under, any MCBI Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date; and (ii) ensure that each Continuing Employee receives full credit (including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit HOMB Employee Benefit Plan or any such credit that would result in a duplication of benefits) under each HOMB Employee Benefit Plan in which such Continuing Employee becomes or may become a participant for service with the Surviving Corporation (or any predecessor to the Surviving Corporation and its Affiliates), solely to the extent such service was credited under the MCBI Employee Benefit Plans. As of the Closing Date, HOMB shall, and shall cause its applicable Subsidiaries to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any vacation policy or arrangement listed in Section 3.24(a) of the MCBI Disclosure Schedule as of the Closing Date. With respect to each HOMB Employee Benefit Plan that is a health plan in which Continuing Employees participate after Closing, HOMB shall use best efforts to (A) cause to be waived any eligibility waiting period, any evidence of insurability requirement and the application of any pre-existing condition limitation under such plan to the extent such requirements or limitations were inapplicable to, or were satisfied under, any MCBI Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date; and (B) cause each Continuing Employee to be given credit under such health plan with respect to the plan year in which the Closing Date occurs (“Closing Date Plan Year”) for amounts (such as deductibles and co-payments) paid under any similar MCBI Employee Benefit Plan by such Continuing Employee, with respect to the Closing Date Plan Year, as though such amounts had been paid in accordance with the terms and conditions of any applicable HOMB Employee Benefit Plan and for which verification of such amounts is provided. Notwithstanding the foregoing, the HOMB Guardian Cancer Plan shall not be considered a “health plan” for purposes of the preceding sentence and therefore not subject to subclauses (A) and (B).
(c)Unless HOMB requests in writing that MCBI or Target Bank make such payments prior to the Closing, HOMB will make those “change in control” payments in the amounts and to the persons listed on Appendix I at the Effective Time.
(d)HOMB and MCBI acknowledge and agree that all provisions contained in this Section 5.9 are included for the sole benefit of HOMB and MCBI and nothing contained herein shall (i) be construed as an amendment to any MCBI Employee Benefit Plan or HOMB Employee Benefit Plan or the creation of any new employee benefit plan, (ii) create any third-party beneficiary or other rights in any other person, including any employee or former employee of any of HOMB or MCBI or their respective Subsidiaries, or any dependent or beneficiary thereof, (iii) otherwise obligate HOMB or any of its Affiliates to maintain any particular MCBI Employee Benefit Plan, HOMB Employee Benefit Plan or other employee benefit plan or retain the employment of any particular employee following the Closing Date, or (iv) create any right in any Continuing Employee or any other Person to any continued employment with HOMB or any of its Subsidiaries or Affiliates, or otherwise be deemed to change the employment status of any Continuing Employee to anything other than at-will. HOMB and MCBI further acknowledge and agree that MCBI and its Subsidiaries shall provide to HOMB all employee books and records relating to Continuing Employees no later than the Closing Date, as permitted by Applicable Laws.
(e)MCBI may, or may cause Target Bank to, establish a cash-based retention program in the aggregate amount of $500,000.00 to promote retention and to incentivize efforts to consummate the Mergers and the Bank Merger (the “Retention Program”) with any such payments from such Retention Program to be paid on such dates as shall be agreed to by MCBI and HOMB. Amounts under the Retention Program shall be allocated among the employees of MCBI and its Subsidiaries identified, and in the amounts and on the terms determined, by the Chief Executive Officer of MCBI (or his designees); provided that payments from such Retention Program to any single employee in excess of $25,000 shall only be made following consultation with HOMB regarding such payments. If a retention award or portion thereof under the Retention Program is forfeited by a participant, the Chief Executive Officer of MCBI (or his designees) may reallocate the retention award (or unpaid portion thereof) to existing employees or new hires of MCBI or its Subsidiaries.
(f)If requested by HOMB in writing at least twenty (20) business days prior to the Effective Time, MCBI shall cause any 401(k) plan sponsored or maintained by MCBI or any of its Subsidiaries (a “MCBI 401(k) Plan”) and any MCBI Employee Benefit Plans set forth in Items 1-12 on Section 3.24(a) of the MCBI Disclosure Schedule (the “Terminated MCBI Plans”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. MCBI or Target Bank shall cause those MCBI Employee Benefit Plans set forth in Item 14 on Section 3.24(a) of the MCBI Disclosure Schedule to be terminated prior to the Effective Time. If HOMB requests that any MCBI 401(k) Plan or Terminated MCBI Plan be terminated, (i) MCBI shall provide HOMB with evidence that such plan has been terminated not later than two (2) business days immediately preceding the Effective Time, and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by HOMB or one of its Subsidiaries (a “HOMB 401(k) Plan”) and in any benefit plans offered by HOMB. MCBI and HOMB shall take any and all actions as may be required to permit the Continuing Employees who are then actively employed to make rollover contributions to the HOMB 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof. Prior to the Effective Time, MCBI or its Subsidiaries may make an employer contribution (at a level determined in the ordinary course of business consistent with past practice) to any MCBI 401(k) Plan for the year in which the Effective Time occurs or any prior year.

5.10No Solicitation of Transaction by MCBI.
(a)From the date hereof until the Closing Date, or, if earlier, the date on which this Agreement is terminated in accordance with Article VII, MCBI shall not, and shall cause all of its Subsidiaries and shall instruct its and their Representatives to not and shall use its reasonable best efforts to cause its and their respective Representatives to not, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, or would reasonably be likely to lead to, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than HOMB and its Subsidiaries and their Representatives), to any nonpublic information or data with respect to MCBI or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, (iii) except pursuant to Section 2.14 in connection with making an Adverse MCBI Recommendation Change approve, endorse or recommend any Acquisition Proposal (other than the Merger), or (iv) unless this Agreement has been terminated in accordance with its terms, enter into any agreement in principle, arrangement, understanding, contract or agreement relating to an Acquisition Proposal (other than a confidentiality agreement referred to and entered into in accordance with this Section 5.10). Upon execution of this Agreement, MCBI shall, and shall cause each of its Subsidiaries and shall instruct its and their Representatives to and use its reasonable best efforts to cause its and their respective Representatives to, immediately cease any discussions, negotiations or communications conducted before the date of this Agreement with any party or parties with respect to any Acquisition Proposal; provided, however, that nothing in this Section 5.10 shall preclude MCBI or its Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the first clause of this sentence or to enforce the provisions of any confidentiality agreement entered into with any Person with respect to a potential Acquisition Proposal.
(b)Notwithstanding Section 5.10(a), prior to the receipt of the MCBI Shareholder Approval, MCBI may take any of the actions described in clause (ii) of Section 5.10(a) if, but only if, (i) MCBI has received a bona fide unsolicited written Acquisition Proposal that did not result from a material breach of Section 5.10(a); (ii) MCBI’s board of directors determines, after receiving the advice of its outside legal counsel and with respect to financial matters, its financial advisor, that the failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; (iii) prior to providing any nonpublic information permitted to be provided pursuant to the foregoing, MCBI shall have provided notice to HOMB of its intention to provide such information; and (iv) prior to furnishing or affording access to any information or data with respect to MCBI or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, MCBI enters into with such Person a confidentiality agreement with terms no less favorable to MCBI than those contained in the Confidentiality Agreement. MCBI shall promptly provide to HOMB any non-public information regarding MCBI or its Subsidiaries provided to any other Person making an Acquisition Proposal that was not previously provided to HOMB, such additional information to be provided no later than the date of provision of such information to such other Person.
(c)MCBI shall promptly (and in any event within twenty-four (24) hours) notify HOMB in writing after the receipt of any Acquisition Proposal, or any inquiry or requests for information which could reasonably be expected to lead to an Acquisition Proposal. Such notice shall indicate the name of the Person initiating such inquiry or request for information or making the Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal or inquiry. MCBI shall keep HOMB reasonably informed on a prompt basis of any material changes in the status and any material changes or modifications in such inquiry or request for information or the terms of any such Acquisition Proposal.
(d)Nothing contained in this Agreement shall prevent MCBI or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosures to MCBI’s shareholders, it being agreed that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.
5.11Indemnification; Directors’ and Officers’ Insurance.
(a)From and after the Effective Time, the Surviving Corporation shall (i) indemnify, defend and hold harmless to the fullest extent permitted by Applicable Laws, each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer or employee of MCBI or any of MCBI’s Subsidiaries (collectively the “Indemnitees”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses (including legal expenses) in connection with any actual or threatened claim, suit, action, proceeding or investigation, whether civil, criminal, administrative or investigative, hereafter arising before or after the Effective Time based on or arising out the fact that such Indemnitee was an officer, director or employee of MCBI or any Subsidiary of MCBI or was serving at the request of MCBI or any Subsidiary thereof as a director or officer of any other Person for acts or omissions by such Indemnitee in such capacity or taken at the request of MCBI or any Subsidiary of MCBI, at or any time prior to or after the Effective Time (including any claim, suit, action, proceeding or investigation relating to the Mergers, the Bank Merger or the other transactions contemplated by this Agreement); (ii) advance expenses as incurred by any Indemnitee to the fullest extent permitted by Applicable Law; provided, that the Indemnitee to whom expenses are so advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnitee is not entitled to indemnification; and (iii) assume all obligations of MCBI and MCBI’s Subsidiaries to Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in MCBI’s Governing Documents and the organizational documents of MCBI’s Subsidiaries.
(b)HOMB shall maintain in effect for six (6) years after the Effective Time, the current directors’ and officers’ liability insurance policies maintained by MCBI (provided that HOMB may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured so long as substitution does not result in gaps or lapses in coverage) with respect to claims against the present and former officers and directors of MCBI or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time; provided that in no event shall HOMB be required to expend on an annual basis an amount in excess of 300% of the annual premium payment on MCBI’s current policy in effect as of the date of this Agreement

(the “Premium Cap”) and, in the event the cost of such coverage shall exceed that amount, HOMB shall purchase as much coverage as possible for such amount. In lieu of the foregoing, HOMB may, in consultation with MCBI, obtain at or prior to the Effective Time a prepaid six-year “tail” policy under MCBI’s existing director and officer insurance policy providing coverage equivalent to that described in the preceding sentence for an aggregate price of no more than the Premium Cap.
(c)The provisions of this Section 5.11 are intended for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnitee may have under MCBI Governing Documents, by contract or otherwise. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of HOMB or the purchaser of its assets and properties shall expressly assume the obligations set forth in this Section 5.11. This Section 5.11 shall survive the Effective Time.
5.12Efforts to Consummate; Further Assurances. HOMB and MCBI agree to use, and to cause each of their Subsidiaries to use, reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.
5.13Continuity of Business. Following the Effective Time, HOMB will continue, directly or indirectly, at least one significant historic business line of MCBI, or use at least a significant portion of MCBI’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d) except that HOMB may transfer MCBI’s historic business assets (i) to a corporation that is a member of the HOMB’s “qualified group,” within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii); or (ii) to a partnership if (A) one or more members of HOMB’s “qualified group” have active and substantial management functions as a partner with respect to MCBI’s historic business; or (B) members of HOMB’s “qualified group” in the aggregate own an interest in the partnership representing a significant interest in MCBI’s historic business, in each case within the meaning of Treasury Regulations Section 1.368-1(d)(4)(iii).
5.14Tax Matters.
(a)For federal income tax purposes, the parties hereto agree that (i) the Mergers are intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code and consistent with Revenue Ruling 2001-46, 2001-2 C.B. 321 (the “Intended Tax Treatment”) and (ii) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). After the date of this Agreement (including, without limitation, after the Effective Time) subject to the other terms and conditions in this Agreement, each party hereto shall take any action that is required to cause the Mergers to qualify, and will not take any actions or cause any actions to be taken which would reasonably be likely to prevent the Mergers from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. All parties hereto shall report the Mergers as a

“reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)The parties hereto shall (and shall cause their respective Affiliates to) (i) use their respective reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment and (ii) not take any action nor fail to take any action if such action or such failure is intended or is reasonably likely to prevent or impede the Mergers from qualifying for the Intended Tax Treatment; provided that if any party (or its Affiliate) is required to take (or refrain from taking) such an action pursuant to other provisions of this Agreement, it shall notify the other parties, the parties shall consider in good faith the effect of such action or inaction on the Intended Tax Treatment, and the parties shall use reasonable best efforts to pursue an alternative course that would satisfy the applicable provision of this Agreement without adversely affecting the qualification of the Mergers for the Intended Tax Treatment. Each party shall comply with the recordkeeping and information reporting requirements imposed on it, including, if applicable, but not limited to those set forth in Treasury Regulations Section 1.368-3.
(c)MCBI shall promptly notify HOMB if, at any time before the Closing Date, MCBI becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.
(d)HOMB shall promptly notify MCBI if, at any time before the Closing Date, HOMB becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.
(e)The Chief Financial Officer of each of the HOMB and MCBI shall execute and deliver to Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. and Bass Berry & Sims PLC certificates substantially in the form agreed to by the parties and at such time or times as may reasonably be requested by such firms, including at the time the Registration Statement is filed with the SEC and the Effective Time, in connection with each firm’s delivery of its tax opinion pursuant to Section 6.2(f) and Section 6.3(f). Each of HOMB and MCBI shall use its reasonable best efforts to cause such certificates to be delivered and not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.13(e).
5.15NYSE Listing. HOMB shall, as promptly as practicable, file all documents and take all actions necessary to (i) list, prior to the Effective Time if such listing is required to be made prior to the Effective Time under the NYSE Listed Company Manual, the shares of HOMB Common Stock to be issued to the holders of MCBI Common Stock as part of the Merger Consideration in connection with the Merger, and (ii) make such post-Closing filings with NYSE as may be required by the applicable rules thereof.
5.16Litigations and Claims.
(a)HOMB shall promptly notify MCBI in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against HOMB or its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Change in HOMB. HOMB shall promptly notify MCBI in writing of any Proceeding, pending or, to HOMB’s Knowledge, threatened against HOMB or its Subsidiaries that (A) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by HOMB or Centennial with respect hereto, or (B) seeks to enjoin or otherwise restrain the transactions contemplated hereby.
(b)MCBI shall promptly notify HOMB in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against MCBI or any of its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Change in MCBI. MCBI shall promptly notify HOMB in writing of any Proceeding, pending or, to MCBI’s Knowledge, threatened against MCBI or any of its Subsidiaries that (A) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by HOMB or its Subsidiaries with respect hereto or thereto, or (B) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. MCBI shall give HOMB the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against MCBI and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without HOMB’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
5.17Dividends. After the date of this Agreement, each of HOMB and MCBI shall coordinate with the other the declaration of any dividends in respect of HOMB Common Stock and MCBI Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of MCBI Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of MCBI Common Stock and any shares of HOMB Common Stock any such holder receives in exchange therefore in the Merger.
ARTICLE VI CONDITIONS TO CLOSE
6.1Conditions to Each Party’s Obligations. Each party’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the party entitled to the benefit thereof:
(a)No Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order (whether temporary, preliminary or permanent) which has the effect of making illegal or preventing or prohibiting the consummation of the transactions contemplated by this Agreement.
(b)Shareholder Approval. MCBI Shareholder Approval of this Agreement shall have been obtained.
(c)Registration Statement; NYSE Listing. The (i)  Registration Statement shall have been declared effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing and (ii) shares of HOMB Common Stock to be issued in connection with the HOMB Stock Issuance shall have been approved or authorized for listing on the NYSE upon such issuance.
6.2Conditions to Obligations of HOMB. The obligations of HOMB to consummate the transactions contemplated hereby are also subject to the satisfaction, or waiver by HOMB, at or prior to the Closing Date of the following conditions:
(a)Accuracy of Representations and Warranties. For purposes of this Section 6.2(a), the accuracy of the representations and warranties of MCBI set forth in this Agreement shall be assessed (i) as of the date of this Agreement and (ii) as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing Date; provided that representations and warranties which are confined to a specified date shall speak only as of such date. The representations and warranties set forth in Sections 3.1, 3.2(a), 3.3(a) and (b)(x), 3.6, 3.11(b)(i), 3.28 and 3.31 shall be true and correct in all respects, except for inaccuracies which are de minimis in amount and effect. The representations and warranties set forth in Section 3.4 shall be true and correct in all material respects; provided that, for purposes of this sentence, those representations and warranties which are qualified as to “materiality,” “Material Adverse Change” or “Material Adverse Effect” shall be deemed not to include such qualifications. There shall not exist inaccuracies in the other representations and warranties of MCBI set forth in this Agreement such that the aggregate effect of such inaccuracies has, or would be reasonably expected to have, a Material Adverse Change or Material Adverse Effect with respect to MCBI; provided that, for purposes of this sentence, those representations and warranties which are qualified as to “materiality,” “Material Adverse Change” or “Material Adverse Effect” shall be deemed not to include such qualifications.
(b)Compliance with Covenants and Obligations. MCBI shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.
(c)Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and shall not contain or result in the imposition of any Materially Burdensome Regulatory Condition, and all statutory waiting periods in respect thereof shall have expired or been terminated.
(d)Tax Opinion. HOMB shall have received a written opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. will be entitled to receive and rely upon customary certificates and representations of the Chief Financial Officer of each of MCBI and HOMB as referenced in Section 5.13(b).
(e)Continued Employment. An employment agreement with (i) William E. Edwards, III shall have been executed and not revoked by such employee, or (ii) solely in the event of William E. Edwards, III’s disability or death, Kevin Horne shall have been executed and not revoked by such employee.

(f)Maximum Number of Outstanding Shares. There shall be no more than 6,400,000 shares of MCBI Common Stock outstanding as of the Effective Time.
6.3Conditions to the Obligations of MCBI. The obligation of MCBI to consummate the transactions contemplated by this transaction is also subject to the satisfaction, or waiver by MCBI, at or prior to the Closing Date of the following conditions:
(a)Accuracy of Representations and Warranties. For purposes of this Section 6.3(a), the accuracy of the representations and warranties of HOMB set forth in this Agreement shall be assessed (i) as of the date of this Agreement and (ii) as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing Date; provided that representations and warranties which are confined to a specified date shall speak only as of such date. The representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.6, 4.10(b)(i) and 4.16 shall be true and correct in all respects, except for inaccuracies which are de minimis in amount and effect, and the representations and warranties in Section 4.4 shall be true and correct in all material respects. There shall not exist inaccuracies in the other representations and warranties of HOMB set forth in this Agreement such that the aggregate effect of such inaccuracies has, or would be reasonably expected to have, a Material Adverse Change or Material Adverse Effect with respect to HOMB; provided that, for purposes of this sentence only, those representations and warranties which are qualified as to “materiality,” “Material Adverse Change” or “Material Adverse Effect” shall be deemed not to include such qualifications.
(b)Compliance with Covenants and Obligations. HOMB shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.
(c)Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and shall not contain or result in the imposition of any Materially Burdensome Regulatory Condition as contemplated by Section 5.4(a), and all statutory waiting periods in respect thereof shall have expired or been terminated.
(d)Tax Opinion. MCBI shall have received a written opinion of Bass, Berry & Sims PLC, dated as of the Closing Date and based on facts, representations and assumptions described in such opinions, to the effect that the Mergers will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Bass, Berry & Sims PLC will be entitled to receive and rely upon customary certificates and representations of the Chief Financial Officer of each of MCBI and HOMB as referenced in Section 5.14(b).
(e)Actions for Use of MCBI Names. HOMB shall deliver assumed name certificates filed with the Tennessee Secretary for the use of the names of MCBI and its Subsidiaries following the Closing. HOMB shall have obtained any required approvals and take any other actions necessary for the use of the names of MCBI and its Subsidiaries.

ARTICLE VIITERMINATION
7.1Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)by the mutual written consent of MCBI and HOMB;
(b)by either MCBI, on the one hand, or HOMB, on the other hand, if the Closing Date shall not have occurred on or before the nine-month anniversary of the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure or the failure of its Affiliates a party hereto to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date;
(c)by either MCBI, on the one hand, or HOMB, on the other hand (provided that neither the terminating party nor any Affiliate thereof a party to this Agreement is then in material breach of any representation, warranty, obligation, covenant or other agreement continued herein), in the event of (i) a material breach by on the part of HOMB, Acquisition Sub or Centennial, in the case of a termination by MCBI or MCBI or Target Bank, in the case of a termination by HOMB, of any representation or warranty contained this Agreement, which breach cannot be or has not been cured by the earlier of the Termination Date and forty-five (45) days after the giving of written notice of such breach to HOMB in the case of a termination by MCBI and MCBI in the case of a termination by HOMB, and which breach or breaches would individually or in the aggregate, if occurring or continuing on the Closing Date result in a failure to satisfy any condition to the obligations set forth in Section 6.2 in the case of termination by HOMB or Section 6.3 in the case of a termination by MCBI, or (ii) a material breach on the part of HOMB, Acquisition Sub or Centennial, in the case of a termination by MCBI or MCBI or Target Bank, in the case of a termination by HOMB, of any of its obligations contained in this Agreement, which breach cannot be or has not been cured within forty-five (45) days after the giving of written notice to HOMB in the case of a termination by MCBI and MCBI in the case of a termination by HOMB of such breach, and which breach or breaches would individually or in the aggregate, if occurring or continuing on the Closing Date result in a failure to satisfy any condition to the obligations set forth in Section 6.2 in the case of termination by HOMB or Section 6.3 in the case of a termination by MCBI;
(d)by either MCBI, on the one hand, or HOMB, on the other hand, if (i) final action has been taken by a Regulatory Agency whose approval is required for the conditions in Sections 6.2(c) and 6.3(c) to be satisfied, which final action (x) has become final and nonappealable and (y) does not approve this Agreement or the transactions contemplated hereby, including the Bank Merger, unless the failure of the party seeking to terminate this Agreement pursuant to this Section 7.1(d) or its Affiliates to perform or observe its covenants or agreements set forth herein shall have been the cause of, or resulted in, the failure of such Regulatory Agency to issue a Requisite Regulatory Approval; or (ii) any Governmental Authority or Regulatory Agency shall have enacted, issued, promulgated, enforced or entered any law, or final nonappealable judgment which has the effect of making illegal the consummation of the transactions contemplated by this Agreement;

(e)by HOMB if (i) the board of directors of MCBI (or any committee thereof), prior to the time that the MCBI Shareholder Approval is obtained, shall have failed to make the MCBI Recommendation or, at any time before the MCBI Shareholder Approval is obtained, shall have made an Adverse MCBI Recommendation Change (including by, in the case of a tender or exchange offer, failing to recommend rejection of such offer within ten (10) Business Days), or (ii) MCBI shall have materially breached any of its obligations set forth in Sections 2.14 and 5.10;
(f)by HOMB or MCBI, if the MCBI Shareholder Approval is not obtained at the MCBI Shareholders’ Meeting, or at any adjournment or postponement thereof, the MCBI Shareholders approve an Acquisition Proposal; provided, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure to obtain such approval; or
(g)by HOMB if holders of more than fifteen percent (15%) of the outstanding shares of MCBI Common Stock shall have exercised dissenters’ rights in accordance with the TBCA and not effectively withdrawn or otherwise lost their respective rights to appraisal with respect to their respective shares of MCBI Common Stock within sixty (60) days of the date of the vote by the MCBI Stockholders; provided, however, that HOMB may not terminate this Agreement pursuant to this Section 7.1(g) unless at the time it notifies MCBI of its intent to terminate this Agreement pursuant to this Section 7.1(g) (i) all of the conditions to the parties' obligations to consummate the Mergers set forth in Section 6.1 have been satisfied or were capable of being satisfied at the time of termination and (ii) all of the conditions to HOMB's obligations to consummate the Mergers set forth in Section 6.2 have been satisfied or waived or were capable of being satisfied at the time of termination.
7.2Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.1(a)) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.2 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.5(c), this Section 7.2, Section 7.3 and Article VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party other than in respect of the Termination Fee, if applicable, to the extent such liabilities or damages were the result of actual and intentional fraud or the material breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.
7.3Fees Following Termination.
(a)If this Agreement is terminated by HOMB pursuant to Section 7.1(e), then MCBI shall pay to HOMB (by wire transfer of immediately available funds), within two (2)

Business Days after such termination, a fee in an amount equal to $6.0 million (the “Termination Fee”).
(b)Notwithstanding anything to the contrary in this Agreement, in the event that (i) after the date of this Agreement and prior to the termination of this Agreement a bona fide Acquisition Proposal with respect to MCBI shall have been communicated to or otherwise made known to the shareholders or senior management or board of directors of MCBI, or any Person or group of Persons shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to MCBI after the date of this Agreement and prior to the termination of this Agreement, (ii) thereafter this Agreement is terminated (A) by HOMB or MCBI pursuant to Section 7.1(b) (if the MCBI Shareholder Approval has not theretofore been obtained) and all other conditions set forth in Section 6.1 and Section 6.2, had been satisfied or were capable of being satisfied at a time prior to such termination, (B) by HOMB pursuant to Section 7.1(c) as a result of a material breach or (C) by HOMB or MCBI pursuant to Section 7.1(f) and (iii) prior to the date that is twelve (12) months after the date of such termination MCBI consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or enters into definitive agreement for an Acquisition Proposal that is subsequently consummated, then MCBI shall, on the date such transaction is consummated, pay to HOMB (by wire transfer of immediately available funds) the Termination Fee; provided that for purposes of this Section 7.3(b), all references to in the definition of Acquisition Proposal to “20%” shall instead refer to “50%.”
(c)The parties hereto each agree that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if MCBI fails to pay any amounts due under this Section 7.3 and, in order to obtain such payment, HOMB commences a suit that results in a judgment against MCBI for payment arising under this Section 7.3, MCBI shall pay the costs and expenses of HOMB (including reasonable legal fees and expenses) in connection with such suit. Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages in accordance with Section 7.2, the maximum aggregate amount of fees payable by MCBI under this Section 7.3 shall be equal to the Termination Fee, and in no event shall MCBI be required to pay the Termination Fee more than once.
ARTICLE VIIIMISCELLANEOUS
8.1Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement shall be in writing and shall be deemed given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.1:

(a)if to HOMB, to:
Home BancShares, Inc.
719 Harkrider, Suite 100
Conway, Arkansas 72032
Attention:    John W. Allison
Telephone:     (501) 328-4657
Email:     jallison@my100bank.com

with a copy (which shall not constitute notice) to:

Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.
425 W. Capitol Avenue, Suite 1800
Little Rock, Arkansas 72201
Attention:     C. Douglas Buford, Jr.
    D. Nicole Lovell
Telephone:     (501) 688-8866
    (501) 688-8889
Email:    dbuford@mwlaw.com
    nlovell@mwlaw.com
and
(b)    if to MCBI, to:
Mountain Commerce Bancorp, Inc.
6101 Kingston Pike
Knoxville, Tennessee 37919
Attention: William E. Edwards III
Telephone: (423) 232-5000
Email: bill.edwards@mcb.com

with a copy (which shall not constitute notice) to:

Bass Berry & Sims PLC
21 Platform Way South
Suite 3500
Nashville, Tennessee 37203
Attention: D. Scott Holley
Telephone: (615) 742-7721
Email: sholley@bassberry.com
8.2Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein, including but not limited to, the Disclosure Schedules hereto), together with the Voting and Support Agreements, the Confidentiality Agreement and the other documents and agreements delivered at the Closing pursuant to the provisions hereof constitute the full and entire understanding and agreement of the parties hereto in respect of its subject matter, and supersedes all prior agreements, understandings (oral and written) and negotiations between or among the parties with regard to such subject matter. The Disclosure Schedules and the Confidentiality Agreement constitute a part hereof as though set forth in full herein.
8.3Amendments. This Agreement (including the Disclosure Schedules attached hereto) may not be modified, amended, supplemented, cancelled or discharged, except by a written instrument executed by all parties hereto.
8.4Waivers. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of HOMB, Acquisition Sub or Centennial, in the case of MCBI, or MCBI or Target Bank, in the case of HOMB, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto on the part of HOMB, Acquisition Sub or Centennial, in the case of MCBI, or MCBI or Target Bank, in the case of HOMB, and (c) waive compliance with any of the agreements on the part of HOMB, Acquisition Sub or Centennial, in the case of MCBI, or MCBI or Target Bank, in the case of HOMB, or of such party’s conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the MCBI Shareholders, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which requires further approval under Applicable Law. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. Any waiver, permit, consent or approval of any kind or character by any party of any breach or default under this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.
8.5Binding Effect; Assignment; No Third Party Beneficiaries. The rights and obligations of this Agreement shall be binding on and enforceable by the parties hereto and their respective successors and permitted assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by MCBI or HOMB without the express prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except (i) as expressly provided in Section 5.11, (ii) from and after the Effective Time, but only if the Effective Time shall occur, the rights of holders of MCBI Common Stock to receive the Merger Consideration as provided in Article II, including without limitation the rights of holders of MCBI Restricted Stock granted under Section 2.15.
8.6Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws; provided that (i) the TBCA and the ABCA, as applicable, shall govern to the extent mandatorily applicable to Tennessee corporations and Arkansas corporations, respectively and (ii) matters relating to the fiduciary duties of the Board of Directors of MCBI shall be subject to the laws of the State of Tennessee. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court of competent jurisdiction located in (a) Knox County, Tennessee, if initiated by HOMB or Centennial, or (b) Faulkner County, Arkansas if initiated by MCBI or Target Bank. Each of the parties hereto submits to the jurisdiction of such courts in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
8.7Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.
8.8Cumulative Remedies; Specific Performance.
(a)All rights and remedies conferred upon a party pursuant to this Agreement or otherwise afforded by Applicable Law to any party, shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity, and the exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
(b)Without limiting the rights of a party hereto to pursue all other legal and equitable rights available to such party for another party’s failure to perform its obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their respective obligations hereunder would be inadequate and that each party shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

(c)Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or in equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.
8.9Expenses. Each party to this Agreement shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated, including all fees and expenses of agents, representatives, counsel and accountants; provided, however, that the costs and expenses of printing and mailing the Proxy Statement/Prospectus and all filing and other fees paid to the SEC in connection with the transaction contemplated herein shall be borne equally by HOMB and MCBI.
8.10Counterparts; Effectiveness; Electronic Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement will become effective when each party to this Agreement has received counterparts signed by all of the other parties. Handwritten signatures to this Agreement transmitted by electronic transmission (for example, through use of a Portable Document Format or “PDF” file) shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver to the other party an executed original of this Agreement with its actual signature, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own electronically transmitted handwritten signature and shall accept the electronically transmitted handwritten signature of the other party to this Agreement.
8.11Nonsurvival. None of the representations, warranties, covenants and agreements set forth in this Agreement other than this Section 8.12 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, including, without limitation, those set forth in Sections 5.9 and 5.11. Notwithstanding the foregoing, the Confidentiality Agreement shall terminate in accordance with its terms.
8.12Severability. If any term of provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provisions in any other jurisdiction and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as to be enforceable.
[Remainder of page was intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger on the day and year first above written.
HOME BANCSHARES, INC.,
an Arkansas corporation

By: /s/ John W. Allison
Name:    John W. Allison
Title:    President and Chief Executive Officer

CENTENNIAL BANK,
an Arkansas state bank

By: /s/ J. Stephen Tipton
Name: J. Stephen Tipton
Title: Chief Executive Officer

HOMB ACQUISITION SUB IV, INC.,
an Arkansas corporation

By: /s/ J. Stephen Tipton
Name:    J. Stephen Tipton
Title:    Chief Executive Officer

MOUNTAIN COMMERCE BANCORP, INC.
a Tennessee corporation

By: /s/ William E. Edwards III
Name:    William E. Edwards III
Title:    President and Chief Executive Officer

MOUNTAIN COMMERCE BANK,
a Tennessee state banking corporation

By: /s/ William E. Edwards III
Name: William E. Edwards III
Title: Chief Executive Officer

Signature page to Agreement and Plan of Merger

MCBI Disclosure Schedule Index*

Section 1.1 – MCBI Knowledge

Section 3.1 – Organization

Section 3.3 – No Conflicts

Section 3.4 – Consents and Approvals

Section 3.5 – Regulatory Matters

Section 3.6 – Capitalization

Section 3.10 – Financial Statements

Section 3.11 – Ordinary Course; Lack of Material Adverse Change

Section 3.13 – Taxes

Section 3.14 – Title to Assets; Real Property

Section 3.15 – Litigation; Orders

Section 3.17 – Loans

Section 3.21 – Intellectual Property

Section 3.22 – Environmental Matters

Section 3.23 – Material Contracts

Section 3.24 – Employee Benefit Matters

Section 3.25 – Labor Relations (Employment Matters)

Section 3.26 – Related Party Transactions

Section 5.2 – MCBI Forbearances

* The disclosure schedules listed above have been omitted pursuant to Item 601(a)(5) of SEC Regulation S-K. Home BancShares, Inc. hereby agrees to furnish supplementally a copy of any omitted disclosure schedule to the SEC upon request.

HOMB Disclosure Schedule Index*

Section 4.5 – Unresolved Regulatory Matters

Section 4.6(c) – Issuance Obligations

Section 4.10 – Ordinary Course; Lack of Material Adverse Change

Section 4.22 – Taxes

Section 4.23(a) – Employee Benefit Plans

Section 5.3 – Conduct of Business

* The disclosure schedules listed above have been omitted pursuant to Item 601(a)(5) of SEC Regulation S-K. Home BancShares, Inc. hereby agrees to furnish supplementally a copy of any omitted disclosure schedule to the SEC upon request.

Exhibit A

Form of Voting and Support Agreement

VOTING AND SUPPORT AGREEMENT
THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is dated as of __________, _______, by and between the undersigned holder (“Shareholder”) of Common Stock, $0.01 par value per share, of Mountain Commerce Bancorp, Inc., a Tennessee corporation (“MCBI”), and Home BancShares, Inc., an Arkansas corporation (“HOMB”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
WHEREAS, concurrently with the execution of this Agreement, HOMB, Centennial Bank, an Arkansas state bank (“Centennial”), HOMB Acquisition Sub IV, Inc., an Arkansas corporation and a direct wholly owned subsidiary of HOMB (“Acquisition Sub”), MCBI and Mountain Commerce Bank, a Tennessee banking association and a direct wholly-owned subsidiary of MCBI (“Target Bank”) are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) Acquisition Sub will, subject to the terms and conditions set forth in the Merger Agreement, merge with and into MCBI, with MCBI continuing as the surviving entity (the “Merger”), and (ii) as soon as reasonably practicable following the Merger and as part of a single integrated transaction, MCBI will merge with and into HOMB, with HOMB continuing as the ultimate surviving entity;
WHEREAS, in connection with the Merger, each outstanding share of MCBI Common Stock will be converted into the right to receive the Merger Consideration;
WHEREAS, Shareholder has voting power over the number of shares of MCBI Common Stock as indicated on the signature page of this Agreement under the heading “Total Number of Shares of MCBI Common Stock Subject to this Agreement” (such shares, together with any additional shares of MCBI Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, stock appreciation right or similar instrument, being referred to collectively as the “Shares”);
WHEREAS, obtaining MCBI Shareholder Approval of the Merger is a condition to the consummation of the transactions contemplated by the Merger Agreement; and
WHEREAS, it is a material inducement to the willingness of HOMB to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
NOW, THEREFORE, in consideration of, and as a material inducement to, HOMB entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by HOMB in connection therewith, Shareholder and HOMB agree as follows:

Section 1.    Agreement to Vote Shares. Shareholder irrevocably and unconditionally agrees that, while this Agreement is in effect, at any meeting of MCBI Shareholders, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by HOMB, Shareholder shall:
a)    appear at each such meeting in person or by proxy; and
b)    vote (or cause to be voted), in person or by proxy, all the Shares (i) in favor of adoption and approval of the Merger Agreement and any other matters required to be approved or adopted in order to effect the Merger and the the transactions contemplated by the Merger Agreement; (ii) in favor of any proposal to adjourn or postpone the shareholders’ meeting if there are not sufficient votes to adopt and approve the Merger Agreement; (iii)  against any Acquisition Proposal; and (iv) against any other action, agreement or transaction that is intended, or would reasonably be expected, to materially impede or materially interfere with, materially delay, or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement.
The Shares do not include shares over which the Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of the Shareholder, and no representation by Shareholder is made with respect thereto.
Section 2.    No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except with respect to the following permitted transfers: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, provided that as a condition to such transfer, such transferee, shall be required to execute an agreement that is identical in form and substance to this Agreement, (d) the exercise of outstanding stock options in order to pay the exercise price of such stock options or satisfy any withholding taxes triggered by such exercise, (e) transfers in connection with the vesting or settlement of MCBI Restricted Stock for the payment of taxes thereon, and (f) such transfers as HOMB may otherwise permit in its sole discretion, and further provided that notwithstanding anything to the contrary in this Agreement, Shares that are pledged to secure borrowings as of the date of this Agreement may continue to be pledged to secure such borrowings. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
Section 3.    Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with HOMB as follows:
a)    Shareholder has full power, authority and legal capacity to enter into and perform his, her or its obligations under this Agreement.

b)    This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by HOMB, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
c)    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
d)    Shareholder has the authority to exercise voting power over the Shares. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. No consent, approval, order, or authorization of, or registration, declaration, or filing with, and Governmental entity or any other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement, except where the failure to obtain or make any such consent, approval, order, authorization, registration, declaration or filing would not, either individually or in the aggregate, materially interfere with, prevent or materially delay the performance by the Shareholder of his or her obligations under this Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.
Section 4.    Specific Performance; Remedies; Attorneys’ Fees. The parties hereto acknowledge that money damages are not an adequate remedy for breaches of this Agreement, that any breach of this Agreement would cause irreparable harm to the non-breaching party and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. Each party further agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

Section 5.    Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof and will terminate upon the earliest of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms, (c) the Board of Directors of MCBI submitting the Merger Agreement to the Company’s shareholders without a recommendation for approving the Merger Agreement or otherwise making an Adverse MCBI Recommendation Charge in accordance with Section 2.14 of the Merger Agreement or (d) upon the written agreement of the parties hereto. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any willful breach of this Agreement that occurred prior to such termination.
Section 6.    Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
Section 7.    Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 8.    Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of MCBI and it shall not apply in any manner to Shareholder in his or her capacity as a director, officer or employee of MCBI. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director or officer of MCBI, if applicable.
Section 9.    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the internal, substantive laws of the State of Delaware, without regard for the law or principles of conflict of laws.
Section 10.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO

(A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.
Section 11.    Waiver of Appraisal Rights; Further Assurances. Provided that the Merger is consummated in compliance with the terms of the Merger Agreement, that the consideration offered pursuant to the Merger is not less than that specified in the Merger Agreement executed on or about the date hereof, and that this Agreement has not been terminated in accordance with its terms, to the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his or her Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at HOMB’s prior request, the undersigned will take all reasonable actions and make all reasonable efforts, and will execute and deliver all such further agreements, documents, certificates, instruments, proxies and voting instructions, in order to fulfill his or her agreements and obligations contemplated hereby, including, without limitation, the agreement of the undersigned to vote the Shares in accordance with Section 1 hereof. Shareholder further agrees, unless this Agreement has been terminated pursuant to Section 5(b), 5(c) or 5(d) above, not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against HOMB, Centennial, MCBI, Target Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, other than any claim related to his right to receive the consideration provided for in the Merger Agreement upon consummation of the Mergers (including in respect of MCBI Restricted Shares held by the undersigned) and the rights of the undersigned under Section 5.11 of the Merger Agreement as an Indemnitee.
Section 12.    Disclosure. Shareholder hereby authorizes MCBI and HOMB to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.
Section 13.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
SHAREHOLDER:

(NOTE: If Other than an Individual Shareholder, Print or Type Name of Individual Signing the Voting and Support Agreement and Representative Capacity)
Total Number of Shares of MCBI Common Stock Subject to this Agreement:

HOME BANCSHARES, INC.
an Arkansas corporation

By:
John W. Allison
President and Chief Executive Officer